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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

EchoStar Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 25, 2008
Dear Shareholder:
It is a pleasure for me to extend to you an invitation to attend the 2008 Annual Meeting of Shareholders of EchoStar Corporation. The Annual Meeting will be held on June 5, 2008, at 1:00 p.m., local time, at 9601 S. Meridian Blvd., Englewood, Colorado 80112.
The enclosed Notice of 2008 Annual Meeting of Shareholders and Proxy Statement describe the proposals to be considered and voted on at the Annual Meeting. During the Annual Meeting, we also will review EchoStar’s operations and other items of general interest regarding the corporation.
We hope that all shareholders will be able to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting personally, it is important that you be represented. To ensure that your vote will be received and counted, please promptly complete, date and return your proxy card in the enclosed return envelope.
On behalf of the Board of Directors and senior management, I would like to express our appreciation for your support and interest in EchoStar. I look forward to seeing you at the Annual Meeting.
Charles W. Ergen
Chairman and Chief Executive Officer
90 Inverness Circle E. • Englewood, Colorado 80112 • Tel: (303) 706-4000 • Fax: (303) 723-1699

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of EchoStar Corporation:
The Annual Meeting of Shareholders of EchoStar Corporation will be held on June 5, 2008, at 1:00 p.m., local time, at 9601 S. Meridian Blvd., Englewood, Colorado 80112, to consider and vote upon:
1.	The election of seven directors to our Board of Directors;

2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3.	Any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
You may vote on these matters in person or by proxy. Whether or not you plan to attend the Annual Meeting, we ask that you vote by one of the following methods to ensure that your shares will be represented at the meeting in accordance with your wishes:
•	Vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card; or

•	Vote by mail, by promptly completing and returning the enclosed proxy card in the enclosed addressed stamped envelope.
Only shareholders of record at the close of business on April 18, 2008 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment of the meeting. We anticipate first mailing our proxy statement and proxy card on or about April 25, 2008.
By Order of the Board of Directors
R. STANTON DODGE
Executive Vice President, General Counsel
and Secretary
April 25, 2008
90 Inverness Circle E. • Englewood, Colorado 80112 • Tel: (303) 706-4000 • Fax: (303) 723-1699

PROXY STATEMENT
GENERAL INFORMATION
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION AND OTHER INFORMATION
PRINCIPAL ACCOUNTANT FEES AND SERVICES
REPORT OF THE AUDIT COMMITTEE
PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
WHERE TO GET ADDITIONAL INFORMATION
COST OF PROXY STATEMENT
SHAREHOLDER COMMUNICATIONS
OTHER BUSINESS

PROXY STATEMENT
OF
ECHOSTAR CORPORATION
GENERAL INFORMATION
This Proxy Statement and the accompanying proxy card are being furnished to you in connection with the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) of EchoStar Corporation (“EchoStar,” “we,” “us,” “our” or the “Corporation”). The Annual Meeting will be held on June 5, 2008, at 1:00 p.m., local time, at 9601 S. Meridian Blvd., Englewood, Colorado 80112.
This Proxy Statement is being sent or provided on or about April 25, 2008, to holders of record at the close of business on April 18, 2008 of our Class A Common Stock (the “Class A Shares”) and Class B Common Stock (the “Class B Shares”).
Your proxy is being solicited by our Board of Directors (the “Board” or “Board of Directors”). It may be revoked by written notice given to our Secretary at our headquarters, at 90 Inverness Circle E., Englewood, Colorado 80112, at any time before being voted. You may also revoke your proxy by submitting a proxy with a later date or by voting in person at the Annual Meeting. To vote by mail, please complete the accompanying proxy card and return it to us as instructed in the proxy card. To vote using the telephone or electronically through the Internet, please refer to the instructions on the accompanying proxy card. Votes submitted by mail, telephone or electronically through the Internet must be received by 11:59 p.m., Eastern Time, on June 4, 2008. Submitting your vote by mail, telephone or electronically through the Internet will not affect your right to vote in person, if you choose to do so. Proxies that are properly delivered to us before the closing of the polls during the Annual Meeting and not revoked will be voted for the proposals described in this Proxy Statement in accordance with the instructions set forth on the proxy card. The Board is currently not aware of any matters proposed to be presented at the Annual Meeting other than the election of directors and the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. If any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on that matter in accordance with their best judgment. Your presence at the Annual Meeting does not of itself revoke your proxy.
Attendance at the Meeting
All of our shareholders of record at the close of business on April 18, 2008, or their duly appointed proxies, may attend the Annual Meeting. Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis. Registration and seating will begin at 12:45 p.m., local time, and the Annual Meeting will begin at 1:00 p.m., local time. Each shareholder may be asked to present an admission ticket, which is attached to the accompanying proxy card, together with a valid government issued photo identification confirming their identity as a shareholder of record, such as a driver’s license or passport. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.
If your shares are held by a broker, bank, or other nominee (often referred to as holding in “street name”) and you desire to attend the Annual Meeting, you will need to bring a legal proxy or a copy of a brokerage or bank statement reflecting your share ownership as of the record date, April 18, 2008. All shareholders must check in at the registration desk at the Annual Meeting.
Securities Entitled to Vote
Only shareholders of record at the close of business on April 18, 2008 are entitled to notice of the Annual Meeting. Such shareholders may vote shares held by them at the close of business on April 18, 2008 at the Annual Meeting. At the close of business on April 18, 2008, 42,063,520 Class A Shares and 47,687,039 Class B Shares were outstanding. Each of the Class A Shares is entitled to one vote per share on each proposal to be considered by our shareholders. Each of the Class B Shares is entitled to ten votes per share on each proposal to be considered by our shareholders.

Vote Required
In accordance with our Articles of Incorporation (our “Articles of Incorporation”), the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of all classes of our voting stock taken together shall constitute a quorum for the transaction of business at the Annual Meeting.
The affirmative vote of a plurality of the total votes cast for directors at the Annual Meeting is necessary to elect a director. No cumulative voting is permitted. The seven nominees receiving the highest number of votes cast “for” will be elected.
The affirmative vote of a majority of the voting power represented at the Annual Meeting is required to approve the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.
The total number of votes cast “for” will be counted for purposes of determining whether sufficient affirmative votes have been cast to approve the ratification of the appointment of KPMG LLP as our independent registered public accounting firm. Broker nonvotes will be considered for purposes of determining the number of total votes present at the Annual Meeting. Abstentions will have the same effect as votes “against” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm. However, abstentions will not be counted as “against” or “for” the election of directors. Broker nonvotes will not be considered in determining the election of directors or the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.
Through his direct or indirect ownership of Class A Shares and Class B Shares, Charles W. Ergen, our Chairman of the Board and Chief Executive Officer, possesses approximately 80% of our total voting power. Mr. Ergen has indicated his intention to vote: (1) for the election of each of the nominee directors and (2) for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Accordingly, the election of each of the director nominees and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 are assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.
Householding
We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, service providers that deliver our communications to shareholders may deliver a single copy of our Annual Report and Proxy Statement to multiple shareholders sharing the same address, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. We expect that this householding procedure will reduce our printing costs and postage fees.
We will deliver promptly upon written or oral request a separate copy of our Annual Report or Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. Please notify our transfer agent at the address provided below to receive a separate copy of our Annual Report or Proxy Statement.
If you are eligible for householding, but you and other shareholders with whom you share an address currently receive multiple copies of our annual reports and/or proxy statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our Annual Report or Proxy Statement for your household, please contact our transfer agent, Computershare Investor Services, at 350 Indiana Street, Suite 800, Golden, Colorado 80401, telephone number 303-262-0600.
Our Mailing Address
Our mailing address is 90 Inverness Circle E., Englewood, Colorado 80112.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Nominees
Our shareholders will elect a Board of seven directors at the Annual Meeting. Each of the directors is expected to hold office until the next annual meeting of our shareholders or until his respective successor shall be duly elected and qualified. The affirmative vote of a plurality of the total votes cast for directors is necessary to elect a director. This means that the seven nominees who receive the most votes will be elected to the seven open directorships even if they get less than a majority of the votes cast. Each nominee has consented to his nomination and has advised us that he intends to serve the entire term if elected. If at the time of the meeting one or more of the nominees have become unable to serve: (i) shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Nominating Committee or (ii) the Board of Directors may, in accordance with the Bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified. The Nominating Committee knows of no reason why any of the nominees will be unable to serve.
The nominees for director are as follows:

Name	Age	First Became Director	Position with the Company
Michael T. Dugan	59	2007	Director
Charles W. Ergen	55	2007	Chairman of the Board of Directors and Chief Executive Officer
Steven R. Goodbarn	50	2007	Director
David K. Moskowitz	50	2007	Director
Tom A. Ortolf	57	2007	Director
C. Michael Schroeder	59	2007	Director
Carl E. Vogel	50	2007	Director, Vice Chairman of the Board of Directors and Advisor
The following sets forth the business experience of each of the nominees over the last five years:
Michael T. Dugan. Mr. Dugan serves as a member of our Board. Until October 2006, Mr. Dugan was DISH Network Corporation’s (“DISH Network”) Chief Technology Officer, and prior to 2004 was its President and Chief Operating Officer. In that capacity, Mr. Dugan had been responsible for, among other things, all operations except legal, finance and accounting at DISH Network. Until April 2000, Mr. Dugan had been President of EchoStar Technologies Corporation. Previously, he was the Senior Vice President of the Consumer Products Division of DISH Network. Mr. Dugan has served as a director of Citizens Communications Company since October 2006. Prior to the spin-off of EchoStar from DISH Network, Mr. Dugan served on the Board of Directors of DISH Network.
Charles W. Ergen. Mr. Ergen has been our Chairman of the Board and Chief Executive Officer since our formation in 2007. Mr. Ergen is also the Chairman of the Board, President and Chief Executive Officer of DISH Network Corporation, a position that he has held since DISH Network’s formation in 1980. During the past five years he has also held various executive officer and director positions with DISH Network’s subsidiaries.
Steven R. Goodbarn. Mr. Goodbarn serves as a member of our Board of Directors and is a member of our Executive Compensation Committee, Nominating Committee, and Audit Committee, where he serves as our “audit committee financial expert.” Mr. Goodbarn has also served as a member of DISH Network’s Board of Directors since 2002, and is a member of its Executive Compensation Committee, Nominating Committee, and Audit Committee. Since July 2002, Mr. Goodbarn has served as director, chief executive officer and president of Secure64 Software Corporation, a company he co-founded. Mr. Goodbarn was chief financial officer of Janus Capital Corporation from 1992 until late 2000. During that time, he was a member of the executive committee and served on the board of directors of many Janus corporate and investment entities. Until September 2003, Mr. Goodbarn also served as a director of Nighthawk Systems. Mr. Goodbarn is a CPA and spent 12 years at Price Waterhouse prior to joining Janus. The Board has determined that Mr. Goodbarn meets the independence requirements of NASDAQ and SEC rules and regulations.

David K. Moskowitz. Mr. Moskowitz serves as a member of our Board of Directors. From March 1990 until July 1, 2007, Mr. Moskowitz was an Executive Vice President and the Secretary and General Counsel of DISH Network, where he is currently a senior advisor and serves as a member of its Board of Directors.
Tom A. Ortolf. Mr. Ortolf serves as a member of our Board of Directors, and is a member of our Executive Compensation Committee, Nominating Committee, and Audit Committee. Mr. Ortolf also serves as a member of the Board of Directors of DISH Network, and is a member of its Executive Compensation Committee, Nominating Committee, and Audit Committee. Mr. Ortolf has been the President of Colorado Meadowlark Corp., a privately held investment management firm, for more then ten years. From 1988 until 1991, Mr. Ortolf served as DISH Network’s President and Chief Operating Officer. The Board has determined that Mr. Ortolf meets the independence requirements of NASDAQ and SEC rules and regulations.
C. Michael Schroeder. Mr. Schroeder serves as a member of our Board of Directors, and serves on our Executive Compensation Committee, Nominating Committee, and Audit Committee. In 1981, Mr. Schroeder founded Consumer Satellite Systems, Inc. (CSS), which he grew to encompass a 10 state distribution system operating in a region ranging from Wisconsin to Florida. CSS served retailers selling satellite systems, televisions and a range of consumer electronics products. Mr. Schroeder also founded a programming division of CSS that grew to serve over 400,000 subscribers. Prior to the spin-off of EchoStar from DISH Network, Mr. Schroeder served on the Board of Directors of DISH Network and was a member of DISH Network’s Executive Compensation Committee, Nominating Committee, and Audit Committee. The Board has determined that Mr. Schroeder meets the independence requirements of NASDAQ and SEC rules and regulations.
Carl E. Vogel. Mr. Vogel is currently Vice-Chairman of our Board of Directors and is an advisor to us. Mr. Vogel also serves as Vice-Chairman of DISH Network’s Board of Directors and served as President of DISH Network from September 2006 until February 2008. From 2001 until 2005, Mr. Vogel served as the President and CEO of Charter Communications Inc., a publicly-traded company providing cable television and broadband services to approximately six million customers. Prior to joining Charter, Mr. Vogel worked as an executive officer in various capacities for the companies affiliated with Liberty Media Corporation. Mr. Vogel was one of DISH Network’s executive officers from 1994 until 1997, including serving as DISH Network’s President from 1995 until 1997. Mr. Vogel is also currently serving on the Board of Directors and Audit Committee of Shaw Communications, Inc.
Charles W. Ergen, our Chairman and Chief Executive Officer, possesses approximately 80% of our total voting power. Accordingly, if Mr. Ergen votes in favor of Proposal No. 1, approval of Proposal No. 1 is assured even if it receives a negative vote from all shareholders other than Mr. Ergen. Mr. Ergen has indicated his intention to vote in favor of Proposal No. 1.
The Board of Directors unanimously recommends a vote FOR the election of all of the nominees named herein (Item No. 1 on the enclosed proxy card).
Board of Directors and Committees and Selection Process
We were newly formed by DISH Network in 2007 in order to effect the spin-off of DISH Network’s technology assets and certain of DISH Network’s infrastructure assets on January 1, 2008. We had no operations prior to January 1, 2008. The members of our Board of Directors met four times in 2007 in connection with the spin-off. All of the members of our Board were present at each of these meetings. Our directors are elected annually and serve until their successors are duly elected and qualified or their earlier resignation or removal. All of our directors were initially nominated to our Board by DISH Network while we were still a wholly owned subsidiary of DISH Network. At the 2008 Annual Meeting, and going forward, we will consider nominees identified by members of our Board of Directors, management and our shareholders. Our Board and Nominating Committee will discuss and evaluate all possible candidates and suggest individuals to explore in more depth. Once a candidate is identified for serious consideration by our Nominating Committee, the nominee is referred to our Board for full Board consideration of the nominee.

We are a “controlled company” within the meaning of the NASDAQ Marketplace Rules because more than 50% of our voting power is held by Charles W. Ergen, our Chairman and Chief Executive Officer. Please see “Equity Security Ownership” below. Therefore, we are not subject to the NASDAQ listing requirements that would otherwise require us to have: (i) a Board of Directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a Compensation Committee composed solely of independent directors; and (iii) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors. Nevertheless, the Corporation has created an Executive Compensation Committee (the “Compensation Committee”) and a Nominating Committee, in addition to an Audit Committee, all of which are composed entirely of independent directors. The charters for our Compensation, Audit and Nominating Committees are available free of charge on our website at http://www.echostar.com. The function and authority of these committees are described below:
Compensation Committee. The Compensation Committee operates under a Compensation Committee Charter adopted by the Board. The principal functions of the Compensation Committee are to the extent the Board deems necessary or appropriate, to: (i) make and approve all option grants and other issuances of EchoStar’s equity securities to EchoStar’s executive officers and Board members other than nonemployee directors; (ii) approve all other option grants and issuances of EchoStar’s equity securities, and recommend that the full Board make and approve such grants and issuances; (iii) establish in writing all performance goals for performance-based compensation that together with other compensation to senior executive officers could exceed $1 million annually, other than standard stock incentive plan options that may be paid to EchoStar’s executive officers, and certify achievement of such goals prior to payment; and (iv) set the compensation of Mr. Ergen, who is our Chairman and Chief Executive Officer. The current members of the Compensation Committee are Mr. Goodbarn, Mr. Schroeder and Mr. Ortolf, with Mr. Ortolf serving as Chairman of the Compensation Committee. The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations. The current composition of the Compensation Committee is expected to remain the same following our Annual Meeting. On October 16, 2007, the Compensation Committee was created to take responsibility for the functions allocated to the Compensation Committee in its charter. The Compensation Committee met on December 11, 2007 with all members of the Compensation Committee present to consider matters relating to the spin-off.
Audit Committee. Our Board has established a standing Audit Committee in accordance with NASDAQ rules and Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee operates under an Audit Committee Charter adopted by the Board. The principal functions of the Audit Committee are to: (i) select the independent registered public accounting firm and set their compensation; (ii) select the internal auditor; (iii) review and approve management’s plan for engaging our independent registered public accounting firm during the year to perform non-audit services and consider what effect these services will have on the independence of our independent registered public accounting firm; (iv) review our annual financial statements and other financial reports that require approval by the Board; (v) oversee the integrity of our financial statements, our systems of disclosure and internal controls, and our compliance with legal and regulatory requirements; (vi) review the scope of our independent registered public accounting firm’s audit plans and the results of their audits; and (vii) evaluate the performance of our internal audit function and independent registered public accounting firm.
The current members of the Audit Committee are Mr. Goodbarn, Mr. Ortolf and Mr. Schroeder, with Mr. Goodbarn serving as Chairman of the Audit Committee. Each of these individuals meets the independence requirements of NASDAQ and applicable SEC rules and regulations. The Board has determined that each member of our Audit Committee is financially literate and that Mr. Goodbarn qualifies as an “audit committee financial expert” as defined by applicable SEC rules and regulations. The composition of the Audit Committee is expected to remain the same following our Annual Meeting, with Mr. Goodbarn continuing as the “audit committee financial expert.”
On October 16, 2007, the Audit Committee was created to take responsibility for the functions allocated to the Audit Committee in its charter. The Audit Committee met three times in 2007 to consider matters relating to the spin-off. All of the members of the Audit Committee were present at each of these meetings.

Nominating Committee. The Nominating Committee operates under a Nominating Committee Charter adopted by the Board. The principal function of the Nominating Committee is to recommend independent director nominees for selection by the Board. The current members of the Nominating Committee are Mr. Goodbarn, Mr. Ortolf and Mr. Schroeder. The Board has determined that each of these individuals meets the independence requirements of NASDAQ and applicable SEC rules and regulations. The current composition of the Nominating Committee is expected to remain the same following our Annual Meeting.
The Nominating Committee will consider candidates suggested by its members, other directors, senior management and shareholders as appropriate. No search firms or other advisors were retained to identify nominees during the past fiscal year. The Nominating Committee has not adopted a written policy with respect to the consideration of candidates proposed by security holders or with respect to nominating anyone to our Board other than nonemployee directors. Director candidates, whether recommended by the Nominating Committee, other directors, senior management or shareholders are currently considered by the Nominating Committee and the Board, as applicable, in light of the entirety of their credentials, including but not limited to the following factors: (i) their reputation and character; (ii) their ability and willingness to devote sufficient time to Board duties; (iii) their educational background; (iv) their business and professional achievements, experience and industry background; (v) their independence from management under listing standards and the Corporation’s governance guidelines; and (vi) the needs of the Board and the Corporation. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Corporation’s Secretary or any member of the Nominating Committee in writing with whatever supporting material the shareholder considers appropriate. The Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Corporation’s bylaws relating to shareholder nominations. Communications can be directed to the Corporation’s Secretary or any member of the Nominating Committee in accordance with the process described in “Shareholder Communications” below.
On October 16, 2007, the Nominating Committee was created to take responsibility for the functions allocated to the Nominating Committee in its charter. The Nominating Committee did not meet in 2007 because all of our directors were nominated by DISH Network while we were still a wholly owned subsidiary of DISH Network.
Other Information About Our Board of Directors
Although we do not have a policy with regard to Board members’ attendance at our annual meetings of shareholders, all of our directors are encouraged to attend such meetings. We expect that all of our directors will attend our 2008 Annual Meeting.
Equity Security Ownership
The following table sets forth, to the best of our knowledge, the beneficial ownership of our voting securities as of the close of business on April 18, 2008 by: (i) each person known by us to be the beneficial owner of more than five percent of any class of our voting securities; (ii) each of our directors; (iii) our Chief Executive Officer, Chief Financial Officer and three other most highly compensated persons acting as one of our executive officers based on the compensation of these officers at DISH Network for the fiscal year ended December 31, 2007 (collectively, the “Named Executive Officers” or NEOs); and (iv) all of our directors and executive officers as a group. Because prior to the spin-off our current employees were employed by DISH Network and its subsidiaries, our Named Executive Officers were selected upon the basis of compensation paid by DISH Network. Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person’s name.

	Amount and
	Nature of
	Beneficial	Percentage
Name (1)	Ownership	of Class
Class A Common Stock:
Charles W. Ergen (2), (3)	41,874,946	50.0%
Fairholme Capital Management, L.L.C. (4)	5,789,720	13.8%
David K. Moskowitz (5)	5,407,071	11.4%
Michael T. Dugan (6)	104,896	*
Mark W. Jackson (7)	83,342	*
Carl E. Vogel (8)	64,083	*
Tom A. Ortolf (9)	24,240	*
Steven B. Schaver (10)	19,017	*
C. Michael Schroeder (11)	17,020	*
Steven R. Goodbarn (12)	14,000	*
Bernard L. Han (13)	13,999	*
R. Stanton Dodge (14)	8,264	*
All Directors and Executive Officers as a Group (12 persons) (15)	47,630,878	56.5%
Class B Common Stock:
Charles W. Ergen	41,611,830	87.3%
Trusts (16)	5,226,179	11.0%
All Directors and Executive Officers as a Group (12 persons) (15)	46,838,009	98.3%

*	Less than 1%.

(1)	Except as otherwise noted below, the address of each such person is 90 Inverness Circle E., Englewood, Colorado 80112. As of the close of business on April 18, 2008, there were 42,063,520 outstanding shares of Class A Common Stock and 47,687,039 shares of Class B Common Stock.

(2)	Mr. Ergen is deemed to own beneficially all of the EchoStar Class A Shares owned by his spouse, Mrs. Ergen. Mr. Ergen’s beneficial ownership includes: (i) 89,730 EchoStar Class A Shares; (ii) 3,704 EchoStar Class A Shares held in the Company’s 401(k) Employee Savings Plan, (which we refer to as the 401(k) Plan); (iii) the right to acquire 164,000 EchoStar Class A Shares within 60 days upon the exercise of employee stock options; (iv) 47 EchoStar Class A Shares held by Mrs. Ergen; (v) 200 EchoStar Class A Shares held in the 401(k) Plan held by Mrs. Ergen; (vi) 5,435 EchoStar Class A Shares held as custodian for his children; and (vii) 41,611,830 EchoStar Class A Shares issuable upon conversion of Mr. Ergen’s EchoStar Class B Shares. Mr. Ergen’s beneficial ownership of EchoStar Class A Shares excludes (A) 5,226,179 Class A Shares issuable upon conversion of Class B Shares currently held by the following three grantor retained annuity trusts: (i) the Ergen Five-Year GRAT dated November 9, 2005; (ii) the Ergen Four-Year GRAT dated November 9, 2005; and (iii) the Ergen Three-Year GRAT dated November 9, 2005 (collectively, the “Ergen GRATS”) and (B) 849,030 Class A Shares issuable upon conversion of Class B Shares held by certain trusts established by Mr. Ergen for the benefit of his family.

(3)	The percentage of total voting power held by Mr. Ergen is approximately 80% after giving effect to the exercise of Mr. Ergen’s options exercisable within 60 days.

(4)	The address of Fairholme Capital Management, L.L.C. (“Fairholme”) is 1001 Brickell Bay Drive, Suite 3112, Miami, Florida, 33131. Of the EchoStar Class A Shares beneficially owned, Fairholme has shared voting power as to 5,107,064 EchoStar Class A Shares and shared dispositive power as to all 5,789,720 EchoStar Class A Shares. Bruce R. Berkowitz is the Managing Member of Fairholme, and as such Mr. Berkowitz has voting and investment control with respect to the EchoStar Class A Shares owned by Fairholme, and therefore beneficially owns such EchoStar Class A Shares. This information is based solely upon a Schedule 13G filed by Fairholme on February 8, 2008.

(5)	Mr. Moskowitz’s beneficial ownership includes: (i) 25,448 EchoStar Class A Shares; (ii) 3,543 EchoStar Class A Shares held in the 401(k) Plan; (iii) the right to acquire 144,000 EchoStar Class A Shares within 60 days upon the exercise of employee stock options; (iv) 265 EchoStar Class A Shares held as custodian for his minor children; (v) 1,636 EchoStar Class A Shares held as trustee for Mr. Ergen’s children; (vi) 6,000 EchoStar Class A Shares held by a charitable foundation for which Mr. Moskowitz is a member of the Board of Directors; and (vii) 5,226,179 EchoStar Class A Shares issuable upon conversion of the EchoStar Class B Shares held by the Ergen GRATS described above, for which Mr. Moskowitz is the sole trustee.

(6)	Mr. Dugan’s beneficial ownership includes: (i) 86 EchoStar Class A Shares; (ii) 606 EchoStar Class A Shares held in the 401(k) Plan; and (iii) the right to acquire 104,204 EchoStar Class A Shares within 60 days upon the exercise of employee stock options.

(7)	Mr. Jackson’s beneficial ownership includes: (i) 83 EchoStar Class A Shares; (ii) 2,459 EchoStar Class A Shares held in the 401(k) Plan; and (iii) the right to acquire 80,800 EchoStar Class A Shares within 60 days upon the exercise of employee stock options.

(8)	Mr. Vogel’s beneficial ownership includes: (i) 2,033 EchoStar Class A Shares (including 2,000 shares held in an account that is subject to a margin loan); (ii) 50 EchoStar Class A Shares held in the 401(k) Plan; and (iii) the right to acquire 62,000 EchoStar Class A Shares within 60 days upon the exercise of employee stock options.

(9)	Mr. Ortolf’s beneficial ownership includes: (i) the right to acquire 12,000 EchoStar Class A Shares within 60 days upon the exercise of nonemployee director stock options; (ii) 40 EchoStar Class A Shares held in the name of one of his children; and (iii) 12,200 EchoStar Class A Shares held by a partnership of which Mr. Ortolf is a partner.

(10)	Mr. Schaver’s beneficial ownership includes: (i) 482 EchoStar Class A Shares; (ii) 3,335 EchoStar Class A Shares held in the 401(k) Plan; and (iii) the right to acquire 15,200 EchoStar Class A Shares within 60 days upon the exercise of employee stock options.

(11)	Mr. Schroeder’s beneficial ownership includes: (i) 3,020 EchoStar Class A Shares; and (ii) the right to acquire 14,000 EchoStar Class A Shares within 60 days upon the exercise of nonemployee director stock options.

(12)	Mr. Goodbarn’s beneficial ownership includes: (i) 1,000 EchoStar Class A Shares; and (ii) the right to acquire 13,000 EchoStar Class A Shares within 60 days upon the exercise of nonemployee director stock options.

(13)	Mr. Han’s beneficial ownership includes the right to acquire 13,999 EchoStar Class A Shares within 60 days upon the exercise of employee stock options.

(14)	Mr. Dodge’s beneficial ownership includes: (i) 36 EchoStar Class A Shares; (ii) 428 EchoStar Class A Shares held in the 401(k) Plan; and (iii) the right to acquire 7,800 EchoStar Class A Shares within 60 days upon the exercise of employee stock options.

(15)	Includes: (i) 121,918 EchoStar Class A Shares; (ii) 14,125 EchoStar Class A Shares held in the 401(k) Plan; (iii) the right to acquire 631,003 EchoStar Class A Shares within 60 days upon the exercise of employee stock options; (iv) 12,200 EchoStar Class A Shares held in a partnership; (v) 46,838,009 EchoStar Class A Shares issuable upon conversion of EchoStar Class B Shares; (vi) 7,376 EchoStar Class A Shares held in the name of, or in trust for, children and other family members; (vii) 6,000 EchoStar Class A Shares held by a charitable foundation for which Mr. Moskowitz is a member of its board of directors; and (viii) 247 EchoStar Class A Shares held by a spouse.

(16)	Held by certain trusts established by Mr. Ergen for the benefit of Mr. Ergen’s family of which Mr. Moskowitz is trustee.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors, officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our equity securities. No filings were required to be made under Section 16(a) during 2007 because we were not a reporting company under the Exchange Act during 2007.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) contains information regarding performance targets and goals for our executive compensation program. These targets and goals were disclosed to provide information on how executive compensation was determined in 2007 but are not intended to be estimates of future results or other forward-looking guidance. We caution investors against using these targets and goals outside of the context of their use in our executive compensation program as described herein.
In many instances, the CD&A refers to the compensation policy applied by our former parent company, DISH Network Corporation, to our named executive officers (the “NEOs”) with respect to fiscal 2007. Notwithstanding the inclusion of compensation information for our NEOs in this proxy statement based on the compensation that these NEOs received from DISH Network in 2007, except for amounts due under the Management Services Agreement between us and DISH Network, the compensation paid by one company in 2008 will have no impact on the compensation decisions of the other company in 2008. In addition, the historical compensation of our NEOs in their roles as DISH Network employees is not necessarily indicative of the compensation that we will pay these NEOs in their capacity as our employees.
Our compensation policy for 2008 will be substantially the same as DISH Network’s compensation policy with respect to our NEOs for 2007, with appropriate adjustments to reflect the differing nature of our respective businesses, including performance goals that are based on the specific nature of our business. Our NEOs include Messrs. Charles W. Ergen, Bernard L. Han, Mark W. Jackson, Steven B. Schaver and R. Stanton Dodge. Of these NEOs, Mr. Ergen and Mr. Han were NEOs of DISH Network in 2007. Messrs. Jackson and Schaver will be employed by and will be solely compensated by EchoStar. Mr. Ergen will be employed and compensated by both EchoStar and DISH Network in 2008. In respect of our remaining two NEOs, pursuant to the Management Services Agreement, Mr. Han and Mr. Dodge, will be employed by, and receive compensation from, DISH Network, and will not be directly compensated by us. Under the Management Services Agreement between us and DISH Network, we will make payments to DISH Network based upon a portion of DISH Network’s personnel costs for these two NEOs (taking into account salary and fringe benefits) as determined by reference to the anticipated percentages of time to be spent by these NEOs performing services for us. Incentive compensation for Messrs. Han and Dodge will be solely the responsibility of DISH Network. See “Certain Relationships and Related Transactions — Intercompany Agreements with DISH Network Corporation — Management Services Agreement.” Other than as described above with respect to Mr. Ergen and in relation to the payments to be made by us to DISH Network in respect of Messrs. Han and Dodge pursuant to the Management Services Agreement, none of our NEOs will receive direct compensation from both us and DISH Network. None of our NEOs has entered into an employment agreement with us.
This CD&A is composed of three parts. The first part of the CD&A addresses DISH Network’s compensation objectives and policies for our NEOs in 2007 and our compensation objectives and policies for our NEOs in 2008. The second part of the CD&A addresses the elements of compensation for our NEOs in 2007 as determined by DISH Network and the elements of compensation for our NEOs in 2008. The third part of the CD&A addresses how DISH Network applied its compensation objectives and policies to determine each element of compensation for our NEOs in 2007.

A. Overall Compensation Program Objectives and Policies
Compensation Philosophy
DISH Network’s executive compensation program was guided by the following key principles in 2007:
•	Attraction, retention and motivation of executive officers over the long-term;

•	Recognition of individual performance;

•	Recognition of the achievement of company-wide performance goals; and

•	Creation of shareholder value by aligning the interest of management with that of DISH Network’s shareholders through equity incentives.
Similar principles will guide our executive compensation program in 2008, with appropriate adjustments to reflect the differing nature of our respective businesses, including performance goals that are based on the specific nature of our business.
General Compensation Levels
Historical. The total direct compensation opportunities, both base salaries and long-term incentives, offered to EchoStar’s NEOs by DISH Network in 2007 have been designed to ensure that they are competitive with market practice (in comparison to DISH Network’s competitors), support DISH Network’s executive recruitment and retention objectives, reward individual and company-wide performance and would contribute to DISH Network’s long-term success by aligning the interest of its executive officers and shareholders.
The Compensation Committee of DISH Network, without Mr. Ergen present, determined Mr. Ergen’s compensation in 2007. Mr. Ergen recommended to the DISH Network Board of Directors, but DISH Network’s Board of Directors ultimately approved, the base compensation of DISH Network’s NEOs other than Mr. Ergen. DISH Network’s Compensation Committee has made and approved grants of options and other equity-based compensation to DISH Network’s NEOs, and established in writing performance goals for any performance-based compensation that together with other compensation to any DISH Network NEO could exceed $1 million annually. DISH Network’s Compensation Committee also certified achievement of those performance goals prior to payment of performance-based compensation.
In determining the actual amount of each NEO’s overall compensation, the Compensation Committee of DISH Network reviews materials discussed in the peer group analysis described below, its subjective performance evaluation of the individual’s performance (after reviewing Mr. Ergen’s recommendations with respect to the NEOs other than himself), the individual’s success in achieving DISH Network’s and individual goals, whether the performance goals of any short-term incentive plans were met and the payouts that would become payable upon achievement of those performance goals, equity awards previously granted to the individual, and equity awards that would be normally granted upon a promotion in accordance with DISH Network’s policies for promotions. DISH Network’s Compensation Committee and Board have also considered each of DISH Network’s NEOs (other than Mr. Ergen) individual extraordinary efforts resulting in tangible increases in corporate, division or department success when setting base cash salaries and short term incentive compensation.
Furthermore, the Compensation Committee of DISH Network made a subjective determination as to whether an increase should be made to Mr. Ergen’s compensation based on its evaluation of Mr. Ergen’s contribution to the success of DISH Network, whether the performance goals of any short-term incentive plans were met, the payouts that would become payable to Mr. Ergen upon achievement of those performance goals, the options and other stock awards currently held by Mr. Ergen and whether such awards are sufficient to retain Mr. Ergen.

This approach to general compensation levels is not formulaic and the weight given to any particular factor in determining a particular NEO’s compensation depends on the subjective consideration of all factors described above in the aggregate. With respect to incentive compensation, DISH Network attempted to ensure that each NEO had stock options and/or restricted stock units at any given time that were significant in relation to such individual’s annual cash compensation to ensure that each of the NEOs has appropriate incentives tied to the performance of DISH Network’s Class A Common Stock. Therefore, DISH Network historically may have granted more options to one particular NEO in a given year if a substantial portion of the NEO’s equity incentives were vested and the underlying stock capable of being sold. In addition, if an NEO recently received a substantial amount of equity incentives, DISH Network may not have granted any equity incentives to that particular NEO.
Going Forward. In 2008, our Compensation Committee and Board will take a similar approach in establishing compensation levels, with appropriate adjustments to reflect the differing nature of our respective businesses, including performance goals that are based on the specific nature of our business.
Peer Group Analysis
Historically. In connection with the approval process for DISH Network’s executive officer compensation, DISH Network’s Board of Directors and Compensation Committee had management prepare a table listing the compensation components for the NEOs of companies selected by DISH Network’s Compensation Committee, as disclosed in their respective publicly-filed proxy statements. These surveyed companies included: The DirecTV Group, Inc., Comcast Corporation, Cablevision Systems Corporation, Cox Communications, Inc., Charter Communications, Inc., Adelphia Communications Corporation, Liberty Media Corporation, CenturyTel, Inc., Liberty Global, Inc., Level 3 Communications, Inc., and Motorola, Inc. This table, along with other information obtained by DISH Network’s Compensation Committee members from media reports such as newspaper or magazine articles or other generally available sources related to executive compensation and from corporate director events attended by DISH Network’s Compensation Committee members, was used solely as a subjective frame of reference to set approximate boundaries for compensation rather than a basis for benchmarking compensation of DISH Network’s NEOs. DISH Network’s Compensation Committee and Board of Directors did not utilize a formulaic or standard, formalized benchmarking level or element in tying or otherwise setting DISH Network’s executive compensation to that of other companies. Generally, DISH Network’s overall compensation lagged competitors in the area of base pay, severance packages, and short-term incentives and may be competitive over time in equity compensation. If DISH Network’s stock performance substantially outperforms similar companies, executive compensation could exceed other companies. Barring significant increases in the stock price, DISH Network’s compensation levels generally lag its peers.
Going Forward. In 2008, our Compensation Committee and Board will take a similar approach to comparing our executive compensation program against those of other companies comparable to EchoStar. The Compensation Committee has not yet determined what these comparable companies will be.
Deductibility of Compensation
Section 162(m) of the U.S. Internal Revenue Code places a limit on the tax deductibility of compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation (generally, the corporation’s chief executive officer and its next four most highly compensated executive officers in the year that the compensation is paid). This limitation applies only to compensation which is not considered performance-based under the Section 162(m) rules.
Historically. The Compensation Committee of DISH Network conducts an ongoing review of DISH Network’s compensation practices for purposes of obtaining the maximum continued deductibility of compensation paid consistent with DISH Network’s existing commitments and ongoing competitive needs. However, nondeductible compensation in excess of this limitation may be paid.

Going Forward. For 2008, we expect our Compensation Committee to conduct an ongoing review of EchoStar’s compensation practices for purposes of obtaining the maximum continued deductibility of compensation paid consistent with EchoStar’s existing commitments and ongoing competitive needs. However, nondeductible compensation in excess of this limitation may be paid.
B. Implementation of Executive Compensation Program Objectives and Policies
Weighting and Selection of Elements of Compensation
Historically. As described in “General Compensation Levels” above, neither DISH Network’s Board of Directors nor its Compensation Committee has in the past assigned specific weights to any factors considered by DISH Network’s Board of Directors and its Compensation Committee in determining compensation, and none of the factors are more dispositive than others.
Going Forward. In 2008, our Board and Compensation Committee anticipate taking a similar approach to weighting and selection of elements of compensation and do not plan to assign a specific weight to any particular component of compensation.
Elements of Executive Compensation
Historically. The primary components of DISH Network’s executive compensation program have included:
•	base cash salary;

•	short-term incentive compensation, including conditional and/or performance-based cash incentive compensation and discretionary bonuses;

•	long-term equity incentive compensation in the form of stock options and restricted stock units offered under DISH Network’s stock incentive plans;

•	401(k) plan; and

•	other compensation, including perquisites and personal benefits and post-termination compensation.
These elements combine to promote the objectives and policies described above. Base salary, 401(k) benefits and other benefits and perquisites provided generally to DISH Network employees provide a minimum level of compensation for our NEOs. Short-term incentives reward individual performance and achievement of annual goals important to DISH Network. Long-term equity-incentive compensation aligns NEO compensation directly with the creation of long-term shareholder value and promotes retention.
DISH Network has not required that a certain percentage of an executive’s salary be provided in one form versus another. However, the goal of the Compensation Committee of DISH Network is to award compensation that s reasonable in relation to DISH Network’s compensation program and objectives when all elements of potential compensation are considered. Each element of DISH Network’s historical executive compensation and the rationale for each element is described below.
Going Forward. In 2008, EchoStar will use a similar mix of base cash salary, conditional and/or performance based cash bonuses and long-term equity incentives in our compensation program, as described below.

Base Cash Salary
Historically. DISH Network has traditionally included salary in its executive compensation package under the belief that it is appropriate that some portion of the compensation paid to its executives be provided in a form that is fixed and liquid occurring over regular intervals. Generally, for the reasons discussed in “Equity Incentive Compensation,” DISH Network has weighted overall compensation towards equity components as opposed to base salaries. DISH Network’s Compensation Committee and Board of Directors have traditionally been free to set base salary at any level deemed appropriate and typically review base salaries once annually. Any increases or decreases in base salary on a year-over-year basis have usually been dependent on a combination of the following factors:
•	DISH Network’s Compensation Committee’s and Board of Directors’ respective assessment of DISH Network’s overall financial and business performance;

•	the performance of the NEO’s business unit;

•	the NEO’s individual contributions to DISH Network; and

•	the rate of DISH Network’s annual cost-of-living adjustment for employees who are performing at a satisfactory level.
Annual base salaries paid to DISH Network’s executive officers have historically been at levels below those generally paid to executive officers with comparable experience and responsibilities in the telecommunications industry or other similarly-sized companies. In addition, DISH Network has stated that it believes the compensation paid to Mr. Ergen has generally been at a level that is below amounts paid to chief executive officers at other companies of similar size in comparable industries. Any changes in Mr. Ergen’s base salary are set by DISH Network’s Compensation Committee. Mr. Ergen recommends to the Board of Directors, but DISH Network’s Board of Directors ultimately approves, any changes in the base salary of DISH Network’s other NEOs.
Going Forward. In 2008, our Compensation Committee and Board of Directors will determine the base salaries of our executive officers in the same manner and in accordance with the same policies and principles of DISH Network described above.
Short-Term Incentive Compensation and DISH Network 2007 Short-Term Incentive Plan
Historically. The DISH Network compensation program provides for a bonus that is linked to annual performance as determined by the Compensation Committee of DISH Network at the beginning of each fiscal year when it establishes the short-term incentive plan for that year. The objective of the short-term incentive plan is to compensate individuals annually based on the achievement of specific annual goals that the Compensation Committee of DISH Network believes correlate closely with growth of long-term shareholder value. DISH Network’s compensation program also permits a portion of short-term incentive compensation to be awarded in the form of discretionary cash bonuses based on individual performance during the year.
In determining the specific performance-based elements of executive compensation for the short-term incentive plan that will be implemented in any given year, the Board of Directors and the Compensation Committee of DISH Network review a number of potential performance metrics including, among other things, (a) subscriber growth, (b) subscriber churn, (c) net subscriber additions as compared to those of DISH Network’s competitors, (d) earnings before interest and taxes, and other financial metrics, (e) average revenue per subscriber; (f) customer service metrics; (g) departmental goals; and (h) individual accomplishment metrics. The particular metrics used by DISH Network for performance-based incentives vary from year-to-year based on a determination by DISH Network’s Board of Directors, its Compensation Committee and Mr. Ergen as to the key company-wide, departmental and individual performance goals for DISH Network for the upcoming year.
DISH Network may provide performance-based compensation to executives in the form of equity incentives, cash incentives, or both. In 2007, DISH Network’s performance-based compensation was provided solely in the form of cash incentives payable pursuant to DISH Network’s 2007 Short-Term Incentive Plan, the terms of which are described below.

Determination of Short-Term Compensation of Chief Executive Officer and other NEOs in 2007
For 2007, cash incentives were payable to each NEO if a combination of certain pre-determined corporate goals were met by DISH Network and individual and/or departmental goals were met by that NEO as set forth in DISH Network’s 2007 Short-Term Incentive Plan. DISH Network’s Compensation Committee, with input from Mr. Ergen, based the corporate goals for the 2007 Short-Term Incentive Plan on key metrics for growth and profitability established by Mr. Ergen and the Compensation Committee of DISH Network for 2007. The corporate goals accounted for 90% of total potential cash incentive compensation payments under the 2007 Short-Term Incentive Plan. Individual and departmental performance accounted for the remaining 10% of total potential cash incentive compensation under the 2007 Short-Term Incentive Plan. However, no cash incentive was payable to an NEO unless either the net subscriber growth or fastest growing DBS provider was achieved and the NEO was determined to have achieved satisfactory individual performance during 2007.
Each of DISH Network’s NEOs was eligible to receive cash incentive payments in increments based upon achievement of each of the corporate goals described herein. Mr. Ergen’s target payout was $900,000 and Mr. Ergen had a maximum payout of $927,000 if all of the corporate goals and his personal goal were achieved and all additional incentive payments under the net subscriber growth goal were made. Each of the other NEOs had a target payout of $200,000 and a maximum payout of $206,000 if all of the corporate goals and the individual NEO’s personal goal were achieved and all additional incentive payments under the net subscriber growth goal were made. All of the NEOs cash incentive payments required as a condition that either the net subscriber growth goal or the fasting growing DBS provider goal were met. The 2007 DISH Network Short-Term Incentive Plan structure is summarized below:

Performance Goal	Performance Threshold	Overall Cash Incentive Percentage
Trouble Call Rate	Achieve a material reduction in trouble call rates from 2006 levels	15.0%

Agent Contact Rate	Achieve a material reduction in agent contact rates from 2006 levels	15.0%

Net Subscriber Growth	Exceed 14.030 million subscribers by 12/31/07	15.0%. However, for each 10,000 subscribers above the subscriber goal of 14.030 million (up to a maximum of 14.230 million subscribers) an additional cash incentive payment of 0.15% of the target payout (up to a maximum of 3.0%) may be paid out.

Fasting Growing DBS Provider	DISH Network is the leading DBS provider in terms of net new subscribers in 2007	15.0%

EBITDA	Achieve at least $3.0 billion of EBITDA	15.0%

Controllable Cost	Achieve a material reduction in subscriber costs from 2006 levels	15.0%

Department & Individual Goals	Achieve individual and departmental goals established by the Compensation Committee of DISH Network(1)	10.0%

Total		100.0%. Although, up to 103% of the target cash incentive compensation may be achieved if DISH Network had 14.230 million or more subscribers on 12/31/07.

(1)	The departmental and individual goals for Mr. Ergen consisted of quantitative and qualitative goals relating to customer service, programming development, product development and engineering metrics. The departmental and individual goals for each of the other NEOs consisted of spending time towards establishing DISH Network’s business by spending a certain number of full working days or nights on company business outside the metropolitan area in which the NEO was based.

Going Forward. For 2008, our Compensation Committee and Board have not established a short-term incentive plan or a cash incentive plan. If our Compensation Committee chooses to establish a short-term incentive plan or a cash incentive plan, it will make a determination as to both the performance goals and the payouts that will be made upon achievement of those performance goals. Alternatively, in 2008, the Compensation Committee may award a combination of cash and/or equity awards at the end of 2008 based on its subjective view of the performance of the Company and the particular NEO, in light of the difficulty of preparing pre-established performance goals for a newly formed company with no past operations history as a stand-alone company. In 2009 and beyond, the Board and Compensation Committee may elect to award short-term incentive compensation in the same manner as described above for DISH Network with adjustments to reflect appropriate performance goals for our business.
Long-Term Equity Incentive Compensation
DISH Network has traditionally operated under the belief that executive officers will be better able to contribute to its long-term success and help build incremental shareholder value if they have a stake in that future success and value. DISH Network has stated it believes this stake focuses the executive officers’ attention on managing DISH Network as owners with equity positions in DISH Network and has aligned their interests with the long-term interests of DISH Network’s shareholders. Equity awards therefore have represented an important and significant component of DISH Network’s compensation program for executive officers. DISH Network has attempted to create general incentives with its standard stock option grants and conditional incentives through conditional awards that may include payouts in cash or equity.
General Equity Incentives
Historically. With respect to equity incentive compensation, DISH Network attempts to ensure that each NEO has stock options and/or restricted stock units at any given time that are significant in relation to such individual’s annual cash compensation to ensure that each of DISH Network’s NEOs has appropriate incentives tied to the performance of DISH Network’s Class A Common Stock. Therefore, DISH Network may grant more options to one particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold. In addition, if an NEO recently received a substantial amount of equity incentives, DISH Network may not grant any equity incentives to that particular NEO. In particular, in granting awards for 2007, the Compensation Committee of DISH Network took into account the fact that DISH Network’s NEOs currently retain significant incentives in the form of stock options and restricted stock units granted in previous years that will vest, subject to continued employment, if DISH Network reached certain subscriber milestones, as described below under “1999 Long Term Incentive Plan” and “2005 Long Term Incentive Plan”.
In granting equity incentive compensation, the Compensation Committee of DISH Network also takes into account whether the NEO has been promoted in determining whether to award equity awards to that individual. Finally, from time to time, the Compensation Committee of DISH Network may award one-time equity awards based on a number of subjective criteria, including the NEO’s position and role in DISH Network’s success and whether the NEO made any exceptional contributions to DISH Network’s success.
To encourage executive officers to remain in DISH Network’s employ, options granted under DISH Network’s stock incentive plans generally vest at the rate of 20% per year and have exercise prices not less than the fair market value of DISH Network’s Class A Common Stock on the date of grant. DISH Network’s standard form of option agreement given to executive officers has included acceleration of vesting upon a change in control of DISH Network for those executive officers that do not continue with DISH Network or the surviving entity, as applicable.
Going Forward. In 2008, we will grant general equity incentives under our 2008 Stock Incentive Plan, consisting primarily of stock options, in accordance with the same policies and principles as applied by DISH Network and described above. In particular, we expect that options granted under our 2008 Stock Incentive Plan will generally vest at the rate of 20% per year and have exercise prices that are not less than the fair market value of our Class A common stock on the date of grant. Furthermore, the Compensation Committee may elect not to grant stock awards to a particular NEO.

Practices Regarding Grant of Equity Incentives
Our normal procedure is to grant equity incentives under our 2008 Stock Incentive Plan, including stock options and restricted stock units, as of the last day of each calendar quarter and to set exercise prices, as applicable, of not less than the fair market value of our Class A Common Stock on the date of grant.
Stock Incentive Plan
We have adopted an employee stock incentive plan, which we refer to as the 2008 Stock Incentive Plan. The purpose of the 2008 Stock Incentive Plan is to provide incentives to attract and retain executive officers and other key employees. Awards available to be granted under the 2008 Stock Incentive Plan include: (i) stock options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards. Up to 16 million shares of our Class A common stock will be available for awards under the 2008 Stock Incentive Plan. No awards were granted under the 2008 Stock Incentive Plan prior to our spin-off from DISH Network on January 1, 2008.
Class B CEO Stock Option Plan
We have adopted a Class B CEO stock option plan, which we refer to as the 2008 Class B CEO Stock Option Plan. The purpose of the 2008 Class B CEO Stock Option Plan is to promote the interests of EchoStar and its subsidiaries by aiding in the retention of Charles W. Ergen, the Chairman and Chief Executive Officer of EchoStar, who our Board of Directors believes is crucial to assuring our future success, to offer Mr. Ergen incentives to put forth maximum efforts for our future success and to afford Mr. Ergen an opportunity to acquire additional proprietary interests in EchoStar. Mr. Ergen abstained from our Board of Directors’ vote on this matter. Awards available to be granted under the 2008 Class B CEO Stock Option Plan will include nonqualified stock options and dividend equivalent rights with respect to EchoStar’s Class B Common Stock. Up to 4 million shares of EchoStar’s Class B common stock will be available for awards under the 2008 Class B CEO Stock Option Plan. No awards were granted under the 2008 Class B CEO Stock Option Plan prior to our spin-off from DISH Network on January 1, 2008.
Employee Stock Purchase Plan
We have adopted an employee stock purchase plan, which we refer to as our ESPP. The purpose of the ESPP is to provide our eligible employees with an opportunity to acquire a proprietary interest in us by the purchase of our Class A common stock. All full-time employees who are employed by EchoStar for at least one calendar year quarter will be eligible to participate in the ESPP. Employee stock purchases will be made through payroll deductions. Under the terms of the ESPP, employees will not be permitted to deduct an amount which would permit such employee to purchase our capital stock under all of our stock purchase plans which would exceed $25,000 in fair market value of capital stock in any one year. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code and thereby provide participating employees with an opportunity to receive certain favorable income tax consequences as to stock purchase rights under the ESPP.
Nonemployee Director Stock Option Plan
We have adopted a non-employee director stock option plan, which we refer to as the 2008 NEDSOP. The purpose of the 2008 NEDSOP will be to advance our interests through the motivation, attraction and retention of highly-qualified non-employee directors. The 2008 NEDSOP will grant our new non-employee directors, upon their initial election or appointment to our Board, an option to acquire a certain number of shares of EchoStar’s Class A Common Stock. We may also grant, in our discretion, any continuing non-employee directors further options to acquire our shares of Class A Common Stock in exchange for their continuing services. Up to 250,000 shares of our Class A Common Stock will be available for awards under the 2008 NEDSOP. No awards were granted under the 2008 NEDSOP prior to our spin-off from DISH Network on January 1, 2008.

Perquisites and Personal Benefits, Post-Termination Compensation and Other Compensation
Historically. DISH Network has traditionally offered numerous plans and other benefits to its executive officers on the same terms as other employees. These plans and benefits have included medical, vision, and dental insurance, life insurance, and the employee stock purchase plan as well as discounts on DISH Network’s services. Relocation benefits may also be reimbursed, but are individually negotiated when they occur. DISH Network has also permitted certain NEOs to use its corporate aircraft for personal use. DISH Network has also paid for annual tax preparation costs for certain NEOs.
DISH Network has not traditionally had any plans in place to provide severance benefits to employees. However, certain stock options and restricted stock units have been granted to its executive officers subject to accelerated vesting upon a change in control.
Going Forward. In 2008, our Compensation Committee and Board will determine the perquisites, personal benefits, post-termination compensation and other compensation of our executive officers in the same manner and in accordance with the same policies and principles of DISH Network described above.
401(k) Plan
EchoStar has adopted a defined-contribution tax-qualified 401(k) plan for its employees, including its executives, to encourage its employees to save some percentage of their cash compensation for their eventual retirement. EchoStar’s executives can participate in the 401(k) plan on the same terms as EchoStar’s other employees. Under the plan, employees become eligible for participation in the 401(k) plan upon completing ninety days of service with EchoStar and reaching age 19. 401(k) plan participants have been able to contribute up to 50% of their compensation in each contribution period, subject to the maximum deductible limit provided by the Internal Revenue Code. EchoStar may also make a 50% matching employer contribution up to a maximum of $1,500 per participant per calendar year. In addition, EchoStar may also make an annual discretionary profit sharing or employer stock contribution to the 401(k) plan with the approval of its Compensation Committee and Board of Directors. 401(k) plan participants are immediately vested in their voluntary contributions and earnings on voluntary contributions. EchoStar’s employer contributions to 401(k) plan participants’ accounts vest 20% per year commencing one year from the employee’s date of employment.
C. 2007 Executive Compensation
DISH Network has historically made decisions with respect to executive compensation for a particular compensation year in December of the preceding compensation year or the first quarter of the applicable compensation year.
For 2007, the Compensation Committee of DISH Network (along with Mr. Ergen for each of our the NEOs other than himself) reviewed total compensation of each NEO and the value of (a) historic and current components of each NEO’s compensation, including the base salary and bonus paid to the NEO in the prior year, and (b) stock options and restricted stock units held by each NEO in DISH Network’s incentive plans. DISH Network’s Compensation Committee (along with Mr. Ergen for each of the NEOs other than himself) also reviewed the results of the peer group analysis described above that was prepared for 2007. As described in “General Incentive Compensation” above, DISH Network aims to provide base salaries and long-term incentives that are competitive with market practice with an emphasis on providing a substantial portion of overall compensation in the form of equity incentives. In addition, DISH Network’s Compensation Committee has discretion to award performance based compensation that is based on performance goals different from those which were previously set or that is higher or lower than the anticipated compensation that would be awarded under DISH Network’s incentive plans if particular performance goals were met. DISH Network’s Compensation Committee did not exercise this discretion in 2007.
Compensation of Chief Executive Officer
2007 Base Salary. Mr. Ergen’s base salary for 2007 was determined at the beginning of 2007 based on a review by DISH Network’s Compensation Committee of the expected base salaries in 2007 of each of DISH Network’s other NEOs. Mr. Ergen’s base salary for 2007 was set at $600,000 because the Compensation Committee determined that Mr. Ergen should receive DISH Network’s annual merit increase due to Mr. Ergen’s satisfactory performance in 2006. In addition, in setting Mr. Ergen’s compensation for 2007, the Compensation Committee determined that Mr. Ergen’s salary should be measurably higher than that of DISH Network’s other NEOs. DISH Network’s Compensation Committee also noted that Mr. Ergen’s base salary continued to be substantially lower than the base salaries of the CEOs of the significant majority of the surveyed companies in the 2007 peer group analysis.
2007 Cash Bonus. Because neither the net subscriber growth nor the leading DBS provider goals were met in 2007, no bonus was paid to Mr. Ergen in 2007.
2007 Equity Incentives. With respect to equity incentives, DISH Network attempts to ensure that Mr. Ergen has stock options and/or restricted stock units at any given time that are significant in relation to Mr. Ergen’s annual cash compensation to ensure that Mr. Ergen has appropriate incentives tied to the performance of DISH Network’s Class A Common Stock. In determining whether to award equity incentives to Mr. Ergen in 2007, DISH Network’s Compensation Committee noted that Mr. Ergen was awarded an option to purchase 900,000 shares of DISH Network’s Class A Common Stock in 2005 under the 2005 Long-Term Incentive Plan and had a significant number of unexercisable equity incentives. In light of Mr. Ergen’s existing equity holdings and equity incentives, DISH Network’s Compensation Committee determined that it was not necessary to grant Mr. Ergen additional equity incentives in 2007.
Compensation of Other Named Executive Officers
2007 Base Salary.
Base salaries for each of the other NEOs are determined annually by DISH Network’s Board of Directors primarily based on Mr. Ergen’s recommendations. The Board of Directors places substantial weight on Mr. Ergen’s recommendations in light of his role as CEO and as co-founder and controlling shareholder of DISH Network. Mr. Ergen made recommendations to the Board of Directors with respect to the 2007 base salary of each of the other NEOs after considering (a) the NEO’s base salary in 2006, (b) the range of the percentage increases in base salary for NEOs of the surveyed companies in the 2007 peer group survey, (c) whether the NEO’s base salary was appropriate in light of DISH Network’s goals, including retention of the NEO, (d) the expected compensation to be paid to other NEOs in 2007 in relation to a particular NEO in 2007, (e) whether the NEO was promoted or newly hired in 2007, and (f) whether in Mr. Ergen’s subjective determination, the NEO’s performance in 2006 warranted an increase in the NEO’s base salary. Placing primary weight on (a) the NEO’s base salary in 2006 and (b) whether, in Mr. Ergen’s subjective view, an increase in 2006 base salary was necessary to retain the NEO, Mr. Ergen recommended the base salary amounts indicated in the “Fiscal 2007 Summary Compensation Table.” The basis for Mr. Ergen’s recommendation with respect to each of the other NEOs is discussed below. The Board of Directors accepted each of Mr. Ergen’s recommendations on base salaries for each of the other NEOs.
Mr. Jackson. Mr. Ergen determined that Mr. Jackson’s performance met expectations for 2006 and that Mr. Jackson was therefore eligible for DISH Network’s standard annual merit increase. In addition, Mr. Ergen determined that Mr. Jackson should receive an additional annual increase in base salary based on Mr. Ergen’s subjective determination of the amount required to maintain Mr. Jackson’s salary within the range of market compensation indicated in the peer group analysis in light of DISH Network’s practices with respect to base salaries. Mr. Ergen also considered Mr. Jackson’s particular individual contributions towards development of the Company’s set-top box business in setting Mr. Jackson’s 2007 base salary.
Mr. Han. Mr. Han’s salary was agreed between DISH Network and Mr. Han on September 28, 2006 in connection with the commencement of Mr. Han’s employment as Executive Vice President and Chief Financial Officer of DISH Network. In light of the fact that Mr. Han commenced his employment in late 2006, Mr. Ergen and the Compensation Committee concluded that Mr. Han’s salary should not be increased above 2006 levels for 2007.
Mr. Schaver. Mr. Ergen determined that Mr. Schaver’s performance met expectations for 2006 and that Mr. Schaver was therefore eligible for DISH Network’s standard annual merit increase. In addition, a portion of Mr. Schaver’s compensation was paid in Euros, which had appreciated substantially against the U.S. dollar. In determining Mr. Schaver’s 2007 base salary, Mr. Ergen subjectively determined that Mr. Schaver’s existing base compensation already was within the range of market compensation indicated in the peer group analysis in light of DISH Network’s practices with respect to base salaries.

Mr. Dodge. Mr. Ergen determined that Mr. Dodge’s performance met expectations for 2006 and that Mr. Dodge was therefore eligible for DISH Network’s standard annual merit increase. In addition, Mr. Ergen determined that Mr. Dodge should receive an additional annual increase in base salary because of Mr. Ergen’s subjective determination of the amount required to maintain Mr. Dodge’s base salary within the range of market compensation indicated in the peer group analysis in light of DISH Network’s policy with respect to base salaries.
2007 Cash Bonus. Consistent with prior years, Mr. Ergen generally recommended that other NEOs receive cash bonuses only to the extent that such amounts would be payable pursuant to the existing short-term incentive plan, which in the case of 2007 was DISH Network’s 2007 Short-Term Incentive Plan. Because neither the subscriber growth nor the leading DBS provider goals were met in 2007, no bonuses were paid to any NEOs for performance in 2007 under the 2007 Short-Term Incentive Plan. However, due to the individual performance of Mr. Han, a one-time $20,000 discretionary bonus was awarded to Mr. Han outside of the 2007 Short-Term Incentive Plan. Due to the individual performance of Mr. Dodge, a one-time $20,000 discretionary bonus was awarded to Mr. Dodge outside of the 2007 Short-Term Incentive Plan. Due to the individual performance of Mr. Schaver, a one-time $15,000 discretionary bonus was awarded to Mr. Schaver outside of the 2007 Short-Term Incentive Plan.
2007 Equity Incentives. With respect to equity incentives, DISH Network primarily evaluates the position of each NEO to ensure that each individual has stock options and/or restricted stock units at any given time that are significant in relation to the NEO’s annual cash compensation to ensure that the NEO has appropriate incentives tied to the performance of DISH Network’s Class A Common Stock. This determination is made by the Board of Directors primarily on the basis of Mr. Ergen’s recommendation. On March 31, 2007, Mr. Schaver was awarded 50,000 stock options pursuant to DISH Network’s 1999 Stock Incentive Plan. On September 30, 2007, Mr. Dodge was awarded 100,000 stock options pursuant to DISH Network’s 1999 Stock Incentive Plan because of his promotion to Executive Vice President, General Counsel and Secretary of DISH Network. Mr. Ergen recommended that no equity incentives be awarded to the other NEOs in 2007 in light of the substantial equity awards that were previously provided to these NEOs.
EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee is appointed by the Board of Directors of EchoStar to discharge certain of the Board’s responsibilities relating to compensation of EchoStar’s executive officers.
The Compensation Committee, to the extent the Board deems necessary or appropriate, will:
•	Make and approve all option grants and other issuances of EchoStar’s equity securities to EchoStar’s executive officers and Board members other than nonemployee directors;

•	Approve all other option grants and issuances of EchoStar ‘s equity securities, and recommend that the full Board make and approve such grants and issuances;

•	Establish in writing all performance goals for performance-based compensation that together with other compensation to senior executive officers could exceed $1 million annually, other than standard Stock Incentive Plan options that may be paid to EchoStar’s executive officers, and certify achievement of such goals prior to payment; and

•	Set the compensation of the Chairman and Chief Executive Officer.
Based on the review of the Compensation Discussion and Analysis and discussions with management, we recommended to EchoStar’s management that the Compensation Discussion and Analysis be included in the Corporation’s proxy statement. The Compensation Committee notes that the information with respect to DISH Network is based solely on information supplied by DISH Network to EchoStar.
Respectfully submitted,
The EchoStar Corporation Executive Compensation Committee
Tom A. Ortolf (Chairman)
Steven R. Goodbarn
C. Michael Schroeder

The report of the Compensation Committee and the information contained therein shall not be deemed to be “solicited material” or “filed” or incorporated by reference in any filing we make under the Securities Act or under the Exchange Act, irrespective of any general statement incorporating by reference this Proxy Statement into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Explanatory Note to Summary Compensation Table, Grant of Plan-Based Awards Table, Outstanding Equity Awards at Fiscal Year-End Table, and Option Exercises and Stock Vested Table
Spin-Off from DISH Network Corporation
In connection with our spin-off from DISH Network Corporation, which was effective on January 1, 2008, all outstanding DISH Network stock options and restricted stock units (collectively, “Stock-Based Awards”) held by DISH Network employees, including executive officers, were adjusted as follows:
Options
Each DISH Network stock option was converted into two options:
•	an adjusted DISH Network stock option for the same number of shares as were exercisable under the original DISH Network stock option with an exercise price equal to the exercise price of the original DISH Network stock option multiplied by 0.831219.

•	a new EchoStar stock option for one-fifth of the number of shares as were exercisable under the original DISH Network stock option with an exercise price equal to the exercise price of the original DISH Network stock option multiplied by 0.843907.
Restricted Stock Units
Each holder of DISH Network restricted stock units retained their DISH Network restricted stock units and received one EchoStar restricted stock unit for every five DISH Network restricted stock units that they held.
These adjustments were made in order to preserve the pre-conversion intrinsic value of the Stock-Based Awards.
Presentation of Summary Compensation Table, Grant of Plan-Based Awards Table, Outstanding Equity Awards at Fiscal Year-End Table, and Option Exercises and Stock Vested Table
Prior to the spin-off of EchoStar to shareholders of DISH Network on January 1, 2008, EchoStar was a wholly-owned subsidiary of DISH Network and its executive officers were employees of DISH Network. Because the spin-off occurred on January 1, 2008, during 2007, the employees of DISH Network who later assumed positions as EchoStar’s executive officers once EchoStar became an independent company were compensated solely by DISH Network and did not receive any compensation from EchoStar. In addition, these executive officers held only stock options and restricted stock units of DISH Network as of December 31, 2007 and did not hold stock options, restricted stock units or any other stock based awards of EchoStar on December 31, 2007. Accordingly, the summary compensation table sets forth information about compensation that these executive officers received from DISH Network in 2007, the grant of plan-based awards table sets forth information about the equity awards that these executive officers received from DISH Network in 2007, the outstanding equity awards at fiscal year end table sets forth information about the DISH Network equity awards held by these executive officers as of December 31, 2007 and the option exercises and stock-vested table set forth information about exercises and vesting of DISH Network equity awards held by these individuals in 2007.

Summary Compensation Table
Our executive officers are compensated by certain of our subsidiaries. The following table sets forth the cash and noncash compensation paid to such executive officer by DISH Network for the fiscal year ended December 31, 2007 for the NEOs.

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
		Salary	Bonus (1)	Awards	Awards (2)	Compensation	Compensation	Compensation
Name and Principal Position	Year	($)	($)	($)	($)	(3) ($)	Earnings ($)	(4) ($)	Total ($)

Charles W. Ergen	2007	$592,308	$—	$—	$1,412,882	$—	$—	$554,232	$2,559,422
Chairman and Chief Executive Officer	2006	$550,000	$—	$—	$1,412,882	$—	$—	$858,171	$2,821,053

Bernard L. Han	2007	$400,000	$20,000	$—	$806,364	$—	$—	$—	$1,226,364
Executive Vice President	2006	$88,077	$—	$—	$203,248	$33,250	$—	$—	$324,575
and Chief Financial Officer

Mark W. Jackson	2007	$341,923	$—	$—	$800,870	$—	$—	$4,250	$1,147,043
President	2006	$305,769	$—	$—	$800,870	$124,800	$—	$7,775	$1,239,214

Steven B. Schaver	2007	$315,185	$15,000	$—	$384,874	$—	$—	$4,250	$719,309
President, EchoStar International	2006	$278,668	$—	$—	$282,576	$140,500	$—	$7,485	$709,229
Corporation

R. Stanton Dodge	2007	$239,673	$20,000	$—	$284,847	$—	$—	$5,250	$549,770
Executive Vice President,	2006	$216,925	$10,000	$—	$142,753	$60,956	$—	$7,614	$438,248
General Counsel and Secretary

(1)	The 2007 bonuses were earned in 2007, but not paid until the following year.

(2)	The amounts reported in the “Option Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123R. Assumptions used in the calculation of these amounts are included in Note 3 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2007, included in the Corporation’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on February 27, 2008.

(3)	“Non-Equity Incentive Plan Compensation” represents amounts earned pursuant to the 2006 Short-Term Incentive Plan that were paid during 2007. Mr. Ergen declined to accept any distributions he was otherwise entitled to receive pursuant to the 2006 Short-Term Incentive Plan.

(4)	“All Other Compensation” for all of the Named Executive Officers includes amounts contributed pursuant to our 401(k) matching program and our profit sharing program. Mr. Ergen’s “All Other Compensation” also includes tax preparation payments in each year. In addition, with respect to Mr. Ergen, “All Other Compensation” includes $521,652 and $821,771 for Mr. Ergen’s personal use of corporate aircraft during the year ended December 31, 2007 and 2006, respectively. We calculated the value of each Mr. Ergen’s personal use of corporate aircraft based upon the incremental cost of such usage to DISH Network.

Grant of Plan-Based Awards
The following table provides information on DISH Network equity awards granted in 2007 for the Named Executive Officers.

									All Other	All Other
									Stock	Option
									Awards:	Awards:
			Estimated Future Payouts Under								Exercise
			Non-Equity Incentive Plan			Estimated Future Payouts Under			Number of	Number of	or Base	Grant Date
		Date of	Awards			Equity Incentive Plan Awards			Shares of	Securities	Price of	Fair Value
		Compensation							Stock or	Underlying	Option	of Stock and
	Grant	Committee	Threshold	Target	Maximum	Threshold	Target (1)	Maximum	Units (2)	Options	Awards	Option
Name	Date	Approval	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	Awards (3)

Charles W. Ergen	3/26/2007	2/29/2007	$—	$—	$—	—	—	—	105	—	$—	$—

Mark W. Jackson	3/26/2007	2/29/2007	$—	$—	$—	—	—	—	105	—	$—	$—

Steven B. Schaver	3/26/2007	2/29/2007	$—	$—	$—	—	—	—	105	—	$—	$—
	3/31/2007	2/21/2007	$—	$—	$—	—	—	—	—	50,000	$43.43	$679,631

R. Stanton Dodge	3/26/2007	2/29/2007	$—	$—	$—	—	—	—	105	—	$—	$—
	6/30/2007	6/29/2007	$—	$—	$—	—	45,000	—	—	100,000	$43.37	$2,356,442

(1)	Represents the amount of stock and/or option awards that will become exercisable upon achievement of specified long-term business objectives, as discussed in “Compensation Discussion and Analysis” above.

(2)	The amounts reported in the “All Other Stock Awards” column represent shares awarded to the eligible NEOs during 2007 pursuant to the DISH Network profit sharing program.

(3)	Represents the total SFAS 123R fair value of the grant.
Outstanding Equity Awards at Fiscal Year-End
All awards reflected in this table were made in shares of DISH Network common stock and were granted under the terms of DISH Network’s Stock Incentive Plans. As discussed above, in connection with the spin-off of EchoStar effective January 1, 2008 all DISH Network equity awards were adjusted to reflect the change in the price of DISH Network common stock that occurred as a result of the spin-off, and an additional award was granted that related to EchoStar’s common stock.

						Stock Awards
									Equity
									Incentive
								Equity	Plan
	Option Awards							Incentive	Awards:
			Equity					Plan	Market or
			Incentive					Awards:	Payout
			Plan					Number of	Value of
			Awards:				Market	Unearned	Unearned
	Number of	Number of	Number of				Value of	Shares,	Shares,
	Securities	Securities	Securities			Number of	Shares or	Units or	Units or
	Underlying	Underlying	Underlying			Shares or	Units of	Other	Other
	Unexercised	Unexercised	Unexercised	Option		Units of	Stock That	Rights	Rights That
	Options	Options	Unearned	Exercise	Option	Stock That	Have Not	That Have	Have Not
	(#)	(#)	Options	Price	Expiration	Have Not	Vested (1)	Not Vested	Vested (2)
Name	Exercisable	Unexercisable	(#)	($)	Date	Vested (#)	($)	(#)	($)

Charles W. Ergen	—	—	400,000	$6.00	2/17/2009	—	$—	—	$—
	60,000	20,000	—	$28.88	3/31/2013	—	$—	—	$—
	240,000	160,000	—	$30.75	6/30/2014	—	$—	—	$—
	500,000	—	—	$33.25	12/31/2014	—	$—	—	$—
	—	—	900,000	$29.57	9/30/2015	—	$—	—	$—

Bernard L. Han	70,000	280,000	90,000	$32.74	9/30/2016	—	$—	30,000 (3)	$1,018,500

Mark W. Jackson	24,001	—	400,000	$6.00	2/17/2009	—	$—	—	$—
	16,000	4,000	—	$28.88	3/31/2013	—	$—	—	$—
	120,000	80,000	—	$30.75	6/30/2014	—	$—	—	$—
	—	—	300,000	$29.25	3/31/2015	—	$—	—	$—
	40,000	60,000	—	$30.16	6/30/2015	—	$—	—	$—
	200,000	—	—	$27.18	12/30/2015	—	$—	—	$—

Steven B. Schaver	—	—	400,000	$6.00	2/17/2009	—	$—	—	$—
	14,000	4,000	—	$28.88	3/31/2013	—	$—	—	$—
	48,000	32,000	—	$30.75	6/30/2014	—	$—	—	$—
	—	—	300,000	$29.25	3/31/2015	—	$—	—	$—
	—	50,000	—	$43.43	3/31/2017	—	$—	—	$—

R. Stanton Dodge	—	—	80,000	$6.00	2/17/2009	—	$—	—	$—
	8,000	2,000	—	$28.88	3/31/2013	—	$—	—	$—
	6,000	4,000	—	$32.75	3/31/2014	—	$—	—	$—
	6,000	4,000	—	$30.75	6/30/2014	—	$—	—	$—
	10,000	15,000	37,500	$29.25	3/31/2015	—	$—	12,500 (4)	$424,375
	—	100,000	45,000	$43.37	6/30/2017	—	$—	—	$—

(1)	Amount represents the number of unvested restricted stock units multiplied by $37.72, the closing market price of DISH Network’s Class A Shares on December 31, 2007.

(2)	Amount represents the number of unvested, performance-based restricted stock units multiplied by $37.72, the closing market price of DISH Network’s Class A Shares on December 31, 2007.

(3)	Restricted stock awarded on September 30, 2006 under DISH Network’s 2005 LTIP.

(4)	Restricted stock awarded on March 31, 2005 under DISH Network’s 2005 LTIP.

Option Exercises and Stock Vested
The following table relates to equity awards of DISH Network that were exercised or that vested in 2007:

	Option Awards
	Number of		Stock Awards
	Shares			Value
	Acquired on	Value Realized	Number of Shares	Realized on
	Exercise	on Exercise (1)	Acquired on	Vesting (2)
Name	(#)	($)	Vesting (#)	($)

Mark W. Jackson	182,667	$7,581,028	—	$—

Steven B. Schaver	2,000	$21,640	—	$—

R. Stanton Dodge	18,440	$616,191	—	$—

(1)	The value realized on exercise is computed by multiplying the difference between the exercise price of the stock option and the market price of the DISH Network Class A Shares on the date of exercise by the number of shares with respect to which the option was exercised.

(2)	The value realized on vesting is computed by multiplying the number of shares of stock by the market price of the DISH Network Class A Shares on the vesting date.
Potential Payments Upon Termination Following a Change in Control
As discussed in “Compensation Discussion and Analysis” above, our standard form of option agreement given to executive officers includes acceleration of vesting upon a change in control of EchoStar for those executive officers who do not continue to be employed by us or the surviving entity, as applicable.
Generally a change in control is deemed to occur upon: (i) a transaction or a series of transactions the result of which is that any person (other than Mr. Ergen, our controlling shareholder, or a related party) individually owns more than fifty percent (50%) of the total equity interests of either (A) EchoStar or (B) the surviving entity in any such transaction(s) or a controlling affiliate of such surviving entity in such transaction(s); and (ii) the first day on which a majority of the members of the Board of Directors of EchoStar are not continuing directors.
Assuming a change in control were to have taken place as of January 2, 2008, the first day our stock was publicly traded, and the executives were no longer to continue with EchoStar or the surviving entity at such date, the estimated benefits that would have been provided are as follows:

Maximum
Value of
Accelerated
Vesting of
Name	Options (1)

Charles W. Ergen	$258,400

Bernard L. Han	$278,880

Mark W. Jackson	$209,312

Steven B. Schaver	$51,680

R. Stanton Dodge	$38,498

(1)	This amount reflects the intrinsic value (i.e. the amount by which the $32.22 closing price of a share of our Class A Common Stock on the Nasdaq Global Select Market on January 2, 2008) of each of the executive officers unvested stock options and restricted stock units that would become vested as a result of a change in control.

Director Compensation and Nonemployee Director Option Plans
Cash Compensation
Our employee directors are not compensated for their services as directors. Each nonemployee director receives an annual retainer of $40,000 which is paid in equal quarterly installments on the last day of each calendar quarter, provided such person is a member of the Board on the last day of the applicable calendar quarter. Our nonemployee directors also receive $1,000 for each meeting attended in person and $500 for each meeting attended by telephone. Additionally, the chairperson of each committee of the Board receives a $5,000 annual retainer, which is paid in equal quarterly installments on the last day of each calendar quarter, provided such person is the chairperson of the committee on the last day of the applicable calendar quarter. Furthermore, our nonemployee directors receive: (i) reimbursement, in full, of reasonable travel expenses related to attendance at all meetings of the Board of Directors and its committees and (ii) reimbursement of reasonable expenses related to educational activities undertaken in connection with service on the Board of Directors and its committees. Our non-employee directors did not receive any compensation from us prior to our spin-off from DISH Network on January 1, 2008.
Incentive Compensation
Upon election to our Board, our new nonemployee directors will be granted an option to acquire a certain number of our Class A Shares under our 2008 nonemployee director stock option plan (“2008 NEDSOP”). Options granted under our 2008 NEDSOP are 100% vested upon issuance and have a term of five years. We also expect to grant each continuing nonemployee director an option to acquire 2,500 Class A Shares every year in exchange for their continuing services.
All awards reflected in the following table were made in shares of DISH Network common stock and were granted under the terms of DISH Network’s non-employee director stock plans. As discussed above, in connection with the spin-off of EchoStar effective January 1, 2008, all DISH Network equity awards were adjusted to reflect the change in the price of DISH Network common stock that occurred as a result of the spin-off, and an additional award was granted that related to EchoStar’s common stock.

	Option Awards
	Number of
	Securities
	Underlying
	Unexercised	Option
	Options	Exercise	Option
	(#)	Price	Expiration
Name	Exercisable	($)	Date

Steven R. Goodbarn	5,000	$34.62	6/30/2008
	5,000	$31.12	9/30/2009
	5,000	$30.16	6/30/2010
	40,000	$27.18	12/30/2010
	5,000	$30.81	6/30/2011
	5,000	$43.37	6/30/2012

Total Options Outstanding at December 31, 2007	65,000

Tom A. Ortolf	10,000	$30.16	6/30/2010
	40,000	$27.18	12/30/2010
	5,000	$30.81	6/30/2011
	5,000	$43.37	6/30/2012

Total Options Outstanding at December 31, 2007	60,000

C. Michael Schroeder	10,000	$33.99	12/31/2008
	5,000	$31.12	9/30/2009
	5,000	$30.16	6/30/2010
	40,000	$27.18	12/30/2010
	5,000	$30.81	6/30/2011
	5,000	$43.37	6/30/2012

Total Options Outstanding at December 31, 2007	70,000

Equity Compensation Plan Information
The following table sets forth a description of our equity compensation plans as of January 1, 2008, immediately following the completion of the spin-off. EchoStar had not granted any awards under its equity compensation plans prior to the spin-off on December 31, 2007.

Number of
	Number of		Securities
	Securities to	Weighted-	Remaining
	be Issued	Average	Available for
	Upon	Exercise	Future Issuance
	Exercise of	Price of	Under Equity
	Outstanding	Outstanding	Compensation
	Options,	Options,	Plans (excluding
	Warrants	Warrants	securities reflected
	and Rights	and Rights	in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,191,818	$22.96	12,058,182

Total	4,191,818	$22.96	12,058,182

Compensation Committee Interlocks and Insider Participation
The Compensation Committee is comprised solely of outside directors. The Compensation Committee members are Mr. Goodbarn, Mr. Ortolf and Mr. Schroeder. None of these individuals was an officer or employee of EchoStar or DISH Network at any time during the 2007 fiscal year. With the exception of those executive officers and directors who are also executive officers or directors of DISH Network, no executive officer of EchoStar served on the Board of Directors or Compensation Committee of any other entity that had one or more executive officers who served as a member of EchoStar’s or DISH Network’s Board of Directors or its Compensation Committee during the 2007 fiscal year.
Certain Relationships and Related Transactions
Our Board follows a policy for the review and approval of transactions involving EchoStar and related parties, such as directors, executive officers and their immediate family members. In order to survey these transactions, we distribute questionnaires to our officers and directors on a quarterly basis. Our General Counsel then directs the appropriate review of all potential related-party transactions and schedules their presentation at the next regularly-scheduled meetings of the Audit Committee and the Board of Directors. Both the Audit Committee and the Board of Directors must approve these transactions, with all interested parties abstaining from the vote. Once each calendar year, the Audit Committee and the Board of Directors undertake a review of all recurring potential related-party transactions. Both the Audit Committee and the Board of Directors must approve the continuation of each such transaction, with all interested parties abstaining.
In March of 2000, DISH Network purchased Kelly Broadcasting Systems, Inc. (“KBS”). At that time, Mr. Michael Kelly was a shareholder of KBS and served as its President. During the first quarter of 2008, Mr. Kelly, DISH Network and EchoStar entered into an agreement pursuant to which: (i) amounts owing between the parties arising out of or related to the acquisition of KBS were offset resulting in a payment to Mr. Kelly of $600,000; (ii) title to certain assets purchased in the acquisition were transferred to EchoStar and DISH Network; and (iii) DISH Network, EchoStar and Mr. Kelly mutually released any claims arising out of or related to the merger agreement for the purchase of KBS.
Mr. Jackson’s brother earned approximately $80,000 during 2007 as an employee of a non-public company that provides programming content to DISH Network, our former parent. Affiliates of that company also supply us with parts used in the manufacture of our satellite receivers and related equipment. Neither DISH Network, EchoStar, nor any of their respective directors or executive officers has any ownership or other personal financial interest in that company. We and our contract manufacturers paid that company and its affiliates a total of approximately $127 million during 2007, representing approximately 35% of their total revenues.

Intercompany Agreements with DISH Network Corporation
On January 1, 2008, we completed our separation from DISH Network Corporation. Following the spin-off, we have operated independently from DISH Network and DISH Network has no ownership interest in us.
In order to govern certain of the ongoing relationships between our company and DISH Network after the spin-off and to provide mechanisms for an orderly transition, we and DISH Network entered into certain agreements pursuant to which we will obtain certain services and rights from DISH Network, DISH Network will obtain certain services and rights from us, and we and DISH Network will indemnify each other against certain liabilities arising from our respective businesses. The following is a summary of the terms of the material agreements that we have entered into with DISH Network.
In the near term, we expect that DISH Network will remain our principal customer. Pursuant to the commercial agreements we entered into with DISH Network, we will sell equipment, including set-top boxes to DISH Network and we will provide broadcast services and other products and services to DISH Network, in each case at cost plus an additional amount equal to an agreed percentage of our cost, which will vary depending on the nature of the products and services provided. We determined that, on a pro forma basis, the weighted average margin over cost for these sales was approximately 13.1% for the year ended December 31, 2007. These commercial agreements also provide for an arbitration mechanism in the event we are unable to reach agreement with DISH Network as to the additional amounts payable for products and services, under which the arbitrator will determine the additional amounts payable by reference to fair market value of the products and services supplied. Because of continual advancements in the technology and functionality of the equipment and services we will provide to DISH Network as well as DISH Network’s right under our commercial agreements to terminate on 60 days’ notice, the implied margins derived from our pro forma financial statements do not necessarily reflect the margins we will earn on equipment sales to DISH Network in the future, and we expect that the margins we earn on sales to DISH Network in the future will likely be based largely on the results of periodic negotiations between us and DISH Network that will reflect, among other things, the equipment and services that best meet DISH Network’s then current needs and its sales and marketing priorities, the product and service alternatives available to DISH Network from other suppliers and our ability to respond to DISH Network’s requirements and to continue to differentiate ourselves from other suppliers on bases other than pricing.
Broadcast Agreement
We entered into a broadcast agreement with a subsidiary of DISH Network, whereby DISH Network receives broadcast services including teleport services such as transmission and downlinking, channel origination services, and channel management services from us thereby enabling DISH Network to deliver satellite television programming to subscribers. Additionally, DISH Network has the right, but not the obligation, to have us purchase certain equipment on DISH Network’s behalf for a fee that is equal to an agreed percentage of the equipment cost, which will vary depending on the nature of the equipment purchased. The broadcast agreement has a term of two years beginning on January 1, 2008; however, DISH Network has the right, but not the obligation, to extend the agreement annually for successive one-year periods for up to two additional years. DISH Network may terminate channel origination services and channel management services for any reason and without any liability upon sixty days written notice to us. If DISH Network terminates teleport services for a reason other than our breach, DISH Network shall pay us a sum equal to the aggregate amount of the remainder of the expected cost of providing the teleport services. The fees for the services to be provided under the broadcast agreement are cost plus an additional amount that is equal to an agreed percentage of our cost, which will vary depending on the nature of the services provided.
Employee Matters Agreement
We entered into an employee matters agreement with DISH Network providing for our respective obligations to our employees. Pursuant to the agreement, we established a defined contribution plan for the benefit of our eligible employees in the United States (including our employees that transferred to us prior to the spin-off). Subject to any adjustments required by applicable law, it is our and DISH Network’s present intent that the assets and liabilities of the DISH Network 401(k) Employee Savings Plan attributable to transferring employees, other than certain employees whose employment has terminated prior to January 1, 2008, be transferred to and assumed by the defined contribution plan established by us. In addition, we established welfare plans for the benefit of our eligible employees and their respective eligible dependents that are substantially similar to the welfare plans currently maintained by DISH Network. We also established a stock incentive plan and an employee stock purchase plan as described in “Compensation Discussion and Analysis.” There are no

payments expected under the employee matters agreement except for the reimbursement of certain expenses in connection with these employee benefit plans and potential indemnification payments in accordance with the separation agreement. The employee matters agreement is non-terminable and will survive for the applicable statute of limitations.
Installation Services Agreement
We entered into an installation services agreement with DISH Network whereby we have the right but not the obligation to engage DISH Network and its network of installation service providers to provide installation services in respect of various types of equipment we provide to our customers. For the provision of these services, we will pay DISH Network fees at cost plus an additional amount that is equal to an agreed percentage of DISH Network’s cost, which will vary depending on the nature of the services provided. The term of the installation services agreement is one year. We may not generally solicit any installer of DISH Network for employment during the agreement and for a period of one year thereafter.
Intellectual Property Matters Agreement
We entered into an intellectual property matters agreement with DISH Network and certain of its subsidiaries in connection with the spin-off. The intellectual property matters agreement governs our relationship with DISH Network with respect to patents, trademarks and other intellectual property. Pursuant to the intellectual property matters agreement DISH Network and certain of its subsidiaries irrevocably assigned to us all right, title and interest in certain patents, trademarks and other intellectual property necessary for the operation of our set-top box business. In addition, the agreement permits us to use, in the operation of our set-top box business, certain other intellectual property currently owned or licensed by DISH Network and its subsidiaries.
We granted DISH Network and its subsidiaries a non-exclusive, non-transferable, worldwide license to use the name “EchoStar” and a portion of the assigned intellectual property as trade names and trademarks for a limited period of time in connection with DISH Network’s continued operation of the consumer business. The purpose of such license is to eliminate confusion on the part of customers and others during the period following the spin-off. After the transitional period, DISH Network and its subsidiaries may not use the “EchoStar” name as a trademark. Similarly, the intellectual property matters agreement provides that we will not make any use of the name or trademark “DISH Network” or any other trademark owned by DISH Network or its subsidiaries. There are no payments expected under the intellectual property matters agreement and it will continue in perpetuity.
Real Estate Lease Agreements
We entered into lease agreements with DISH Network so that DISH Network can continue to operate certain properties that were contributed to EchoStar in the spin-off. The rent on a per square foot basis for each of the leases is comparable to per square foot rental rates of similar commercial property in the same geographic area, and we will be responsible for a portion of the taxes, insurance, utilities and maintenance of the premises. The term of each of the leases is set forth below:
Inverness Lease Agreement. The lease for 90 Inverness Circle East in Englewood, Colorado, is for a period of two years.
Meridian Lease Agreement. The lease for 9601 S. Meridian Blvd. in Englewood, Colorado, is for a period of two years with annual renewal options for up to three additional years.
Santa Fe Lease Agreement. The lease for 5701 S. Santa Fe Dr. in Littleton, Colorado, is for a period of two years with annual renewal options for up to three additional years.
Management Services Agreement
In connection with the spin-off, we entered into a management services agreement with DISH Network pursuant to which DISH Network will make certain of its officers available to provide services (which are primarily legal and accounting services) to EchoStar. Specifically, Bernard L. Han, R. Stanton Dodge and Paul W. Orban remain employed by DISH Network, but serve as EchoStar’s Executive Vice President and Chief Financial Officer, Executive Vice President and General Counsel, and Senior Vice President and Controller, respectively. In addition, Carl E. Vogel will remain employed by DISH Network but provides services to EchoStar as an advisor. We will make payments to DISH Network based upon an allocable portion of the personnel costs and expenses incurred by DISH Network with respect to such DISH Network officers (taking into account wages and fringe benefits). These allocations will be based upon the anticipated percentages of time to be spent by the DISH Network executive officers performing services for us under the management services agreement. We will also reimburse DISH Network for direct out-of-pocket costs incurred by DISH Network for management services provided to us. We and DISH Network will evaluate all charges for reasonableness at least annually and make any adjustments to these charges as we and DISH Network mutually agree upon.
The management services agreement will continue in effect until January 1, 2009, and will be renewed automatically for successive one-year periods thereafter, unless terminated earlier (1) by us at any time upon at least 30 days’ prior written notice, (2) by DISH Network at the end of any renewal term, upon at least 180 days’ prior notice; and (3) by DISH Network upon written notice to us, following certain changes in control. We estimate our costs in 2008 under the management services agreement will be approximately $1 million, which is based on actual salaries and benefits paid to these officers in 2007. The actual costs that we incur in 2008 may be materially different and will depend on the actual level of services that we ultimately utilize.
Packout Services Agreement
We entered into a packout services agreement, whereby we have the right, but not the obligation, to engage a DISH Network subsidiary to package and ship satellite receivers to customers that are not associated with DISH Network or its subsidiaries. The fees charged by DISH Network for the services provided under the packout services agreement will be cost plus an additional amount that is equal to an agreed percentage of DISH Network’s cost, which will vary depending on the nature of the services provided. This agreement is designed to allow us time to develop our own packaging and shipping function. The packout services agreement will have a term of one year unless terminated earlier. We may terminate this agreement for any reason upon sixty days prior written notice to DISH Network. In the event of an early termination of this agreement, we will be entitled to a refund of any unearned fees paid to DISH Network for the services.
Product Support Agreement
DISH Network needs us to provide product support (including engineering and technical support services and IPTV functionality) for all receivers and related accessories that our subsidiaries have sold and will sell to DISH Network. As a result, we entered into a product support agreement, under which DISH Network has the right, but not the obligation, to receive product support services in respect of such receivers and related accessories. The fees for the services to be provided under the product support agreement will be cost plus an additional amount that is equal to an agreed percentage of our cost, which will vary depending on the nature of the services provided. The term of the product support agreement will be for the life of such receivers and related accessories unless terminated earlier. DISH Network may terminate the product support agreement for any reason upon sixty days prior written notice. In the event of an early termination of this agreement, DISH Network shall be entitled to a refund of any unearned fees paid to us for the services.
Receiver Agreement
We entered into a receiver agreement for the sale of receivers and other satellite television programming accessories to DISH Network. Under the receiver agreement, a DISH Network subsidiary will have the right but not the obligation to purchase receivers and accessories from us for a two year period. Additionally, we will provide DISH Network with standard manufacturer warranties for the goods sold under the receiver agreement. DISH Network may terminate the receiver agreement for any reason upon sixty days written notice. We may also terminate this agreement if certain entities were to acquire DISH Network. DISH Network has the right, but not the obligation, to extend the receiver agreement annually for up to two years. The receiver agreement allows DISH Network to purchase receivers and accessories from us at cost plus an additional amount that is equal to an agreed percentage of our cost, which will vary depending on the nature of the equipment purchased. The receiver agreement also includes an indemnification provision, whereby the parties will indemnify each other for certain intellectual property issues.

Remanufactured Receiver Agreement
We entered into a remanufactured receiver agreement under which we have the right to purchase remanufactured receivers, services and accessories from DISH Network for a two year period. Under the remanufactured receiver agreement, we may purchase remanufactured receivers and accessories from DISH Network at cost plus an additional amount that is equal to an agreed percentage of DISH Network’s cost, which will vary depending on the nature of the equipment purchased. We may terminate the remanufactured receiver agreement for any reason upon sixty days written notice. DISH Network may also terminate this agreement if certain entities acquire us.
Satellite Capacity Agreements
We entered into satellite capacity agreements, whereby a DISH Network subsidiary, on a transitional basis, will lease satellite capacity on satellites owned by us and/or slots licensed by us. Certain DISH Network subscribers currently point their satellite antenna at these slots and this agreement is designed to facilitate the separation of us and DISH Network by allowing a period of time for these DISH Network subscribers to be moved to satellites owned by DISH Network and/or to slots that are licensed to DISH Network following the spin-off. The fees for the services to be provided under the satellite capacity agreements are based on spot market prices for similar satellite capacity and depend upon, among other things, the orbital location of the satellite and the frequency on which the satellite provides services. Generally, each satellite capacity agreements will terminate upon the earlier of: (a) the end of life or replacement of the satellite; (b) the date the satellite fails; (c) the date that the transponder on which service is being provided under the agreement fails; or (d) two years from the effective date of such agreement.
Satellite Procurement Agreement
We entered into a satellite procurement agreement, whereby DISH Network will have the right, but not the obligation, to engage us to manage the process of procuring new satellite capacity for DISH Network. The satellite procurement agreement has a term of two years. The fees for the services to be provided under the satellite procurement agreement will be cost plus an additional amount that is equal to an agreed percentage of our cost, which will vary depending on the nature of the services provided. DISH Network may terminate the satellite procurement agreement for any reason upon sixty days prior written notice.
Services Agreement
We entered into a services agreement with DISH Network under which DISH Network has the right, but not the obligation, to receive logistics, procurement and quality assurance services from us. This agreement has a term of two years, and the fees for the services provided under this agreement will be cost plus an additional amount that is equal to an agreed percentage of our cost, which will vary depending on the nature of the services provided. This limited-term agreement is designed to facilitate the separation of us and DISH Network. DISH Network may terminate the services agreement with respect to a particular service for any reason upon sixty days prior written notice.
Tax Sharing Agreement
We entered into a tax sharing agreement with DISH Network which governs our and DISH Network’s respective rights, responsibilities and obligations after the spin-off with respect to taxes for the periods ending on or before the spin-off. Generally, all pre-spin-off taxes, including any taxes that are incurred as a result of restructuring activities undertaken to implement the spin-off, will be borne by DISH Network, and DISH Network will indemnify us for such taxes. However, DISH Network will not be liable for and will not indemnify us for any taxes that are incurred as a result of the spin-off or certain related transactions failing to qualify as tax-free distributions pursuant to any provision of Section 355 or Section 361 of the Code because of (i) a direct or indirect acquisition of any of our stock, stock options or assets, (ii) any action that we take or fail to take or (iii) any action that we take that is inconsistent with the information and representations furnished to the IRS in connection with the request for the private letter ruling, or to counsel in connection with any opinion being delivered by counsel with respect to the spin-off or certain related transactions. In such case, we will be solely liable for, and will indemnify DISH Network for, any resulting taxes, as well as any losses, claims and expenses. The tax sharing agreement will only terminate after the later of the full period of all applicable statutes of limitations including extensions or once all rights and obligations are fully effectuated or performed.

Transition Services Agreement
We entered into a transition services agreement with DISH Network pursuant to which DISH Network, or one of its subsidiaries, will provide certain transitional services to us. Under this transition services agreement, we have the right, but not the obligation, to receive the following services from DISH Network or one of its subsidiaries: finance, information technology, benefits administration, travel and event coordination, human resources, human resources development (training), program management, internal audit and corporate quality, legal, accounting and tax, and other support services.
The transition services agreement has a term of two years and the fees for the services provided under such agreement are cost plus an additional amount that is equal to an agreed percentage of DISH Network’s cost, which will vary depending on the nature of the services provided. We may terminate the transition services agreement with respect to a particular service for any reason upon thirty days prior written notice. This limited-term agreement is designed to smooth our transition to a stand-alone public company.
TT&C Agreement
Following the spin-off, DISH Network and its subsidiaries need us to provide telemetry, tracking and control (“TT&C”) services to support DISH Network’s satellite fleet. As a result, we entered into a TT&C agreement under which we provide TT&C services to DISH Network and its subsidiaries. The TT&C agreement has a term of two years. However, DISH Network has the right, but not the obligation, to extend the agreement annually for up to an additional two years. The fees for the services to be provided under the TT&C agreement are cost plus an additional amount that is equal to a fixed percentage of our cost. DISH Network may terminate the TT&C agreement for any reason upon sixty days prior written notice.
Nimiq 5 Lease Agreement
On March 11, 2008, we entered into a transponder service agreement (the “Transponder Agreement”) with Bell ExpressVu Inc., in its capacity as General Partner of Bell ExpressVu Limited Partnership (“Bell ExpressVu”), which provides, among other things, for the provision by Bell ExpressVu to us of service on sixteen (16) BSS transponders on the Nimiq 5 satellite at the 72.7° W.L. orbital location, all in accordance with the terms and conditions of the Transponder Agreement. The Nimiq 5 satellite is expected to be launched in the second half of 2009. Bell ExpressVu currently has the right to receive service on the entire communications capacity of the Nimiq 5 satellite pursuant to an agreement with Telesat Canada. On March 11, 2008, we also entered into a transponder service agreement with DISH Network L.L.C. (“DISH L.L.C.”), a wholly-owned subsidiary of DISH Network, pursuant to which DISH L.L.C. will receive service from EchoStar on all of the BSS transponders covered by the Transponder Agreement (the “DISH Agreement”). DISH Network guaranteed certain of our obligations under the Transponder Agreement.
Under the terms of the Transponder Agreement, we will make certain up-front payments to Bell ExpressVu through the service commencement date on the Nimiq 5 satellite and thereafter will make certain monthly payments to Bell ExpressVu for the remainder of the service term. Unless earlier terminated under the terms and conditions of the Transponder Agreement, the service term will expire fifteen years following the actual service commencement date of the Nimiq 5 satellite. Upon expiration of this initial term, we have the option to continue to receive service on the Nimiq 5 satellite on a month-to-month basis. Upon a launch failure, in-orbit failure or end-of-life of the Nimiq 5 satellite, and in certain other circumstances, we have certain rights to receive service from Bell ExpressVu on a replacement satellite.
Under the terms of the DISH Agreement, DISH L.L.C. will make certain monthly payments to us commencing when the Nimiq 5 satellite is placed into service (the “In-Service Date”) and continuing through the service term. Unless earlier terminated under the terms and conditions of the DISH Agreement, the service term will expire ten years following the In-Service Date. Upon expiration of the initial term, DISH L.L.C. has the option to renew the DISH Agreement on a year-to-year basis through the end-of-life of the Nimiq 5 satellite. Upon a launch failure, in-orbit failure or end-of-life of the Nimiq 5 satellite, and in certain other circumstances, DISH L.L.C. has certain rights to receive service from EchoStar on a replacement satellite.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
Appointment of Independent Registered Public Accounting Firm
Appointment of Independent Registered Public Accounting Firm for 2008. KPMG served as our independent registered public accounting firm for the fiscal year ended December 31, 2007, and the Board has proposed that our shareholders ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Please see Proposal No. 2 below.
The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in the best interests of EchoStar.
Fees Paid to KPMG LLP for 2007 and 2006
The following table presents fees for professional services rendered by KPMG LLP to DISH Network which relate to the spin-off and which were allocated to EchoStar with respect to 2007. No fees relating to EchoStar were paid to KPMG during 2006:

For the Year
Ended
December 31,
2007
Audit Fees (1)	$2,492,169
Audit-Related Fees	—

Total Audit and Audit-Related Fees	2,492,169
Tax Fees	—
All Other Fees	—

Total Fees	$2,492,169

(1)	Consists of fees paid by us for the audit of our consolidated financial statements included in our Form 10 and Annual Report on Form 10-K.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.
Requests are submitted to the Audit Committee in one of the following ways:
•	Request for approval of services at a meeting of the Audit Committee; or

•	Request for approval of services by members of the Audit Committee acting by written consent.
The request may be made with respect to either specific services or a type of service for predictable or recurring services. 100% of the fees paid by DISH Network to KPMG LLP for services rendered in 2007 and 2006 which relate to EchoStar were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE
The role of the Audit Committee is to assist EchoStar’s Board of Directors in its oversight of EchoStar’s financial reporting process, as is more fully described in its charter. EchoStar’s management is responsible for its financial reporting process, including its system of internal controls, and for the preparation and presentation of its consolidated financial statements in accordance with generally accepted accounting principles. EchoStar’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not and may not be employees of EchoStar, and we may not represent ourselves to be or to serve as accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on representations by EchoStar’s management that its financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America. We have also relied on representations of EchoStar’s independent registered public accounting firm included in their report on its financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with EchoStar’s management and independent registered public accounting firm do not assure that EchoStar’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of EchoStar’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that EchoStar’s independent registered public accounting firm is in fact “independent.”
In the performance of our oversight function, we reviewed and discussed with EchoStar’s management its audited financial statements for the fiscal year ended December 31, 2007. We also discussed these audited financial statements with EchoStar’s independent registered public accounting firm. Our discussions with the independent registered public accounting firm included the matters required to be discussed by Statement of Auditing Standards No. 61, “Communication with Audit Committees,” as currently in effect. We also discussed with them their independence and any relationship that might affect their objectivity or independence. In connection with these discussions, we received and reviewed the written disclosures from KPMG LLP required by Independence Standards Board Standards No. 1, “Independence Discussions with Audit Committees.” Finally, we have considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining their independence.
Based on the reviews and discussions referred to above, we are not aware of any relationship between the independent registered public accounting firm and EchoStar that affects the objectivity or independence of the independent registered public accounting firm. Based on these discussions and our review discussed above, we recommended to EchoStar’s Board of Directors that its audited financial statements for fiscal 2007 be included in EchoStar’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.
Respectfully submitted,
The EchoStar Audit Committee
Steven R. Goodbarn (Chairman)
Tom A. Ortolf
C. Michael Schroeder
The report of the Audit Committee and the information contained therein shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in any filing we make under the Securities Act or under the Exchange Act, irrespective of any general statement incorporating by reference this Proxy Statement into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We customarily ask our shareholders to ratify the appointment of our independent registered public accounting firm at each annual meeting. The Audit Committee and the Board has selected and appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and we are asking our shareholders to ratify this appointment at the Annual Meeting. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent public registered accounting firm at any time if it determines that such a change would be in the best interests of EchoStar. Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire. They also will be available to respond to appropriate questions of shareholders.
Charles W. Ergen, our Chairman and Chief Executive Officer, possesses approximately 80% of our total voting power. Mr. Ergen has indicated his intention to vote in favor of Proposal No. 2. Accordingly, approval of Proposal No. 2 is assured notwithstanding a negative vote by shareholders other than Mr. Ergen.
The Board of Directors unanimously recommends a vote FOR approval of Proposal No. 2 (Item No. 2 on the enclosed proxy card).
WHERE TO GET ADDITIONAL INFORMATION
As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the Securities and Exchange Commission (“SEC”). The Public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. In addition, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC. The address of that website is http://www.echostar.com.
COST OF PROXY STATEMENT
We will bear the cost of the solicitation of proxies on behalf of the Board. In addition to the use of the mail, proxies may be solicited by us personally, by telephone or by similar means. None of our directors, officers or employees will be specifically compensated for those activities. We do not expect to pay any compensation for the solicitation of proxies. However, we will reimburse brokerage firms, custodians, nominees, fiduciaries and other persons holding our shares in their names, or in the names of nominees, at approved rates for their reasonable expenses in forwarding proxy materials to beneficial owners of securities held of record by them and obtaining their proxies.

SHAREHOLDER COMMUNICATIONS
General. We provide an informal process for shareholders to send communications to our Board and its members. Shareholders who wish to contact the Board or any of its members may do so by writing to EchoStar Corporation, Attn: Board of Directors, 90 Inverness Circle E., Englewood, Colorado 80112. At the direction of the Board of Directors, all mail received will be opened and screened for security purposes. Correspondence directed to an individual Board member is referred to that member. Correspondence not directed to a particular Board member is referred to our General Counsel and Secretary, Mr. Dodge.
Submission of Shareholder Proposals and Director Nominations for 2009 Annual Meeting. Shareholders who intend to have a proposal or director nomination considered for inclusion in our proxy materials for presentation at our 2009 Annual Meeting of Shareholders must submit the proposal or director nomination to us no later than December 26, 2008. In accordance with our Bylaws, for a proposal or director nomination not included in our proxy materials to be brought before the 2009 Annual Meeting of Shareholders, a shareholder’s notice of the proposal or director nomination that the shareholder wishes to present must be delivered to R. Stanton Dodge, our General Counsel and Secretary, at EchoStar Corporation, 90 Inverness Circle E., Englewood, Colorado 80112 not less than 90 nor more than 120 days prior to the first anniversary of the 2008 Annual Meeting of Shareholders. Accordingly, any notice given pursuant to our Bylaws and outside the process of Rule 14a-8 must be received no earlier than February 5, 2009 and no later than March 7, 2009. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or director nomination that does not comply with these and other applicable requirements.
OTHER BUSINESS
Management knows of no other business that will be presented at the Annual Meeting other than that which is set forth in this Proxy Statement. However, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on such matter in accordance with their best judgment.
By Order of the Board of Directors
R. STANTON DODGE
Executive Vice President, General Counsel and Secretary

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          The undersigned hereby appoints Charles W. Ergen and R. Stanton Dodge, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all Class A Shares and Class B Shares of EchoStar Corporation held of record by the undersigned on April 18, 2008, at the Annual Meeting of Shareholders to be held on June 5, 2008, or any adjournment thereof.
1.	ELECTION OF SEVEN DIRECTORS.
☐	FOR all nominees listed below (except as marked to the contrary)

☐	WITHHOLD AUTHORITY to vote for all the nominees listed below

Michael T. Dugan	Charles W. Ergen	Steven R. Goodbarn	David K. Moskowitz

Tom A. Ortolf	C. Michael Schroeder	Carl E. Vogel
(INSTRUCTION: To withhold authority to vote for an individual nominee, cross out that nominee’s name above.)

2.	TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

☐ FOR	☐ AGAINST	☐ ABSTAIN
          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR (1) THE ELECTION OF EACH OF THE SEVEN DIRECTORS SET FORTH ABOVE AND (2) THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2008. THIS PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO PROPOSALS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.
          The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement furnished herewith.

Dated:	,2008

Signature

Signature if held jointly

Signatures should agree with the name(s) stenciled hereon. Executors, administrators, trustees, guardians and attorneys should indicate when signing. Attorneys should submit powers of attorney.
          PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE TENDER OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ABOVE.